Exhibit 4.7

EXECUTION COPY

CREDIT AGREEMENT

dated as of June 28, 2005

among

AMRAM’S DISTRIBUTING LTD.

as the Borrower,

RUSS BERRIE AND COMPANY, INC.

as Guarantor,

THOSE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

LASALLE BUSINESS CREDIT, a division of

ABN AMRO BANK, N.V., CANADA BRANCH,

as Administrative Agent and Arranger

and

LASALLE BUSINESS CREDIT, a division of

ABN AMRO BANK, N.V., CANADA, as Issuing Bank

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS

1.1	DEFINITIONS
1.2	OTHER INTERPRETIVE PROVISIONS

ARTICLE 2
COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES

2.1	COMMITMENTS
	2.1.1	REVOLVING LOAN COMMITMENT
	2.1.2	[INTENTIONALLY DELETED]
	2.1.3	L/C COMMITMENT
	2.1.4	[INTENTIONALLY DELETED]
2.2	LOAN PROCEDURES
	2.2.1	VARIOUS TYPES OF LOANS
	2.2.2	BORROWING PROCEDURES
	2.2.3	CONVERSION AND CONTINUATION PROCEDURES
	2.2.4	BORROWING REPRESENTATIONS AND WARRANTIES
2.3	LETTER OF CREDIT PROCEDURES
	2.3.1	L/C APPLICATIONS
	2.3.2	PARTICIPATIONS IN LETTERS OF CREDIT
	2.3.3	REIMBURSEMENT AND OTHER OBLIGATIONS
	2.3.4	FUNDING BY LENDERS TO ISSUING BANK
2.4	COMMITMENTS SEVERAL
2.5	CERTAIN CONDITIONS
2.6	[INTENTIONALLY DELETED]

ARTICLE 3
EVIDENCING OF LOANS

3.1	NOTES
3.2	RECORDKEEPING

ARTICLE 4
INTEREST

4.1	INTEREST RATES
4.2	INTEREST PAYMENT DATES
4.3	SETTING AND NOTICE OF LIBOR RATES
4.4	COMPUTATION OF INTEREST
4.5	MAXIMUM INTEREST

ARTICLE 5
FEES

5.1	NON-USE FEE
5.2	LETTER OF CREDIT FEES
5.3	ADMINISTRATIVE AGENT’S FEES
5.4	TERMINATION FEE

ARTICLE 6
REDUCTION, TERMINATION AND INCREASES OF THE REVOLVING COMMITMENT LIMIT AND THE REVOLVING COMMITMENT; PREPAYMENTS

6.1	REDUCTION, TERMINATION AND INCREASES OF THE REVOLVING COMMITMENT
	6.1.1	VOLUNTARY REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT
	6.1.2	INCREASES IN REVOLVING COMMITMENT LIMIT
	6.1.3	ALL REDUCTIONS OF THE REVOLVING COMMITMENT
6.2	PREPAYMENTS
	6.2.1	VOLUNTARY PREPAYMENTS. REVOLVING LOANS
	6.2.2	MANDATORY PREPAYMENTS
6.3	MANNER OF PREPAYMENTS
6.4	REPAYMENTS
	6.4.1	ALL OBLIGATIONS
	6.4.2	REVOLVING LOANS

ARTICLE 7
MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES

7.1	MAKING OF PAYMENTS
	7.1.1	MANNER OF PAYMENT; APPLICATION OF PAYMENT
	7.1.2	PAYMENT AUTHORIZATION
	7.1.3	SETTLEMENT
7.2	APPLICATION OF CERTAIN PAYMENTS
7.3	DUE DATE EXTENSION
7.4	SETOFF
7.5	PRORATION OF PAYMENTS
7.6	TAXES

ARTICLE 8
INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS

8.1	INCREASED COSTS
8.2	BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR UNFAIR
8.3	CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL
8.4	FUNDING LOSSES
8.5	RIGHT OF LENDERS TO FUND THROUGH OTHER OFFICES
8.6	DISCRETION OF LENDERS AS TO MANNER OF FUNDING
8.7	MITIGATION OF CIRCUMSTANCES; REPLACEMENT OF LENDERS
8.8	CONCLUSIVENESS OF STATEMENTS; SURVIVAL OF PROVISIONS

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1	ORGANIZATION
9.2	AUTHORIZATION; NO CONFLICT
9.3	VALIDITY AND BINDING NATURE
9.4	FINANCIAL CONDITION
9.5	NO MATERIAL ADVERSE CHANGE
9.6	LITIGATION AND CONTINGENT LIABILITIES
9.7	OWNERSHIP OF PROPERTIES; LIENS
9.8	EQUITY OWNERSHIP; SUBSIDIARIES
9.9	PLANS
9.10	[INTENTIONALLY DELETED]
9.11	[INTENTIONALLY DELETED]
9.12	[INTENTIONALLY DELETED]

9.13	TAXES
9.14	SOLVENCY, ETC.
9.15	ENVIRONMENTAL MATTERS
9.16	INSURANCE
9.17	REAL PROPERTY
9.18	INFORMATION
9.19	INTELLECTUAL PROPERTY
9.20	BURDENSOME OBLIGATIONS
9.21	LABOUR MATTERS
9.22	NO DEFAULT
9.23	[INTENTIONALLY DELETED]
9.24	SUBORDINATED DEBT
9.25	ELIGIBLE ACCOUNTS AND ELIGIBLE INVENTORY
9.26	OTHER DEBT
9.27	[INTENTIONALLY DELETED]
9.28	BANK ACCOUNTS

ARTICLE 10
AFFIRMATIVE COVENANTS

10.1	REPORTS, CERTIFICATES AND OTHER INFORMATION
	10.1.1	ANNUAL REPORT
	10.1.2	INTERIM REPORTS
	10.1.3	COMPLIANCE CERTIFICATES
	10.1.4	REPORTS TO THE SEC AND TO SHAREHOLDERS
	10.1.5	NOTICE OF DEFAULT AND LITIGATION
	10.1.6	BORROWING BASE CERTIFICATES, SCHEDULES AND REPORTS
	10.1.7	MANAGEMENT REPORTS
	10.1.8	PROJECTIONS
	10.1.9	MATERIAL NOTICES
	10.1.10	ASSET DISPOSITIONS
	10.1.11	OTHER INFORMATION
	10.1.12	DELIVERIES UNDER US CREDIT AGREEMENT
10.2	BOOKS, RECORDS, INSPECTIONS AND APPRAISALS
10.3	MAINTENANCE OF PROPERTY; INSURANCE
	10.3.1	OBLIGATION TO MAINTAIN PROPERTIES
	10.3.2	PROPERTY INSURANCE
	10.3.3	LIABILITY INSURANCE
	10.3.4	FORCED PLACE COVERAGE
10.4	COMPLIANCE WITH LAWS; PAYMENT OF TAXES AND LIABILITIES
10.5	MAINTENANCE OF EXISTENCE, ETC.
10.6	RESERVED
10.7	USE OF PROCEEDS
10.8	EMPLOYEE BENEFIT PLANS
10.9	ENVIRONMENTAL MATTERS
10.10	NEW SUBSIDIARIES
10.11	DEPOSIT ACCOUNTS

ARTICLE 11
NEGATIVE COVENANTS

11.1	DEBT
11.2	LIENS
11.3	RESTRICTED PAYMENTS
11.4	MERGERS, CONSOLIDATIONS, SALES AND OTHER TRANSACTIONS OUTSIDE THE ORDINARY COURSE OF BUSINESS

11.5	MODIFICATION OF ORGANIZATIONAL DOCUMENTS
11.6	TRANSACTIONS WITH AFFILIATES
11.7	UNCONDITIONAL PURCHASE OBLIGATIONS
11.8	INCONSISTENT AGREEMENTS
11.9	BUSINESS ACTIVITIES; ISSUANCE OF EQUITY
11.10	INVESTMENTS
11.11	RESTRICTION OF AMENDMENTS TO CERTAIN DOCUMENTS
11.12	FISCAL YEAR
11.13	[INTENTIONALLY DELETED]
11.14	CANCELLATION OF DEBT
11.15	CREATION OF SUBSIDIARIES
11.16	[INTENTIONALLY DELETED]

ARTICLE 12
EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

12.1	INITIAL CREDIT EXTENSION
	12.1.1	LIST OF CLOSING DOCUMENTS
	12.1.2	CONSENTS, ETC.
	12.1.3	PAYMENT OF FEES
	12.1.4	[INTENTIONALLY DELETED]
	12.1.5	INDEPENDENT COLLATERAL FIELD AUDIT EXAMINATION DOCUMENTS
	12.1.6	MATERIAL ADVERSE EFFECT
	12.1.7	DUE DILIGENCE
	12.1.8	LITIGATION
	12.1.9	PROJECTIONS
	12.1.10	FINANCIAL STATEMENTS
	12.1.11	FILINGS, REGISTRATIONS AND RECORDINGS
	12.1.12	INSURANCE
	12.1.13	COLLATERAL DOCUMENTS
	12.1.14	U.S. CREDIT TRANSACTION
	12.1.15	OTHER
	12.1.16	MINISTER OF NATIONAL REVENUE
12.2	CONDITIONS
	12.2.1	COMPLIANCE WITH WARRANTIES, NO DEFAULT, ETC.
	12.2.2	CONFIRMATORY CERTIFICATE

ARTICLE 13
EVENTS OF DEFAULT AND THEIR EFFECT

13.1	EVENTS OF DEFAULT
	13.1.1	NON-PAYMENT OF THE LOANS, ETC.
	13.1.2	NON-PAYMENT OF OTHER DEBT
	13.1.3	RESERVED
	13.1.4	BANKRUPTCY, INSOLVENCY, ETC.
	13.1.5	NON-COMPLIANCE WITH LOAN DOCUMENTS
	13.1.6	REPRESENTATIONS; WARRANTIES
	13.1.7	[INTENTIONALLY DELETED]
	13.1.8	JUDGMENTS
	13.1.9	LOSS OF COLLATERAL
	13.1.10	LEVY, SEIZURE OR ATTACHMENT
	13.1.11	INVALIDITY OF COLLATERAL DOCUMENTS, ETC.
	13.1.12	INVALIDITY OF SUBORDINATION PROVISIONS, ETC.
	13.1.13	CHANGE OF CONTROL
	13.1.14	RESERVED
	13.1.15	[INTENTIONALLY DELETED]

	13.1.16	U.S. CREDIT TRANSACTION
13.2	EFFECT OF EVENT OF DEFAULT

ARTICLE 14
THE ADMINISTRATIVE AGENT

14.1	APPOINTMENT AND AUTHORIZATION
14.2	ISSUING BANK
14.3	DELEGATION OF DUTIES
14.4	EXCULPATION OF ADMINISTRATIVE AGENT
14.5	RELIANCE BY ADMINISTRATIVE AGENT
14.6	NOTICE OF DEFAULT
14.7	CREDIT DECISION
14.8	INDEMNIFICATION
14.9	ADMINISTRATIVE AGENT IN INDIVIDUAL CAPACITY
14.10	SUCCESSOR ADMINISTRATIVE AGENT
14.11	COLLATERAL MATTERS
14.12	ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM
14.13	OTHER AGENTS; ARRANGERS AND MANAGERS

ARTICLE 15
GENERAL

15.1	WAIVER; AMENDMENTS
15.2	CONFIRMATIONS
15.3	NOTICES
15.4	[INTENTIONALLY DELETED]
15.5	COSTS, EXPENSES AND TAXES
15.6	ASSIGNMENTS; PARTICIPATIONS
	15.6.1	ASSIGNMENTS
	15.6.2	PARTICIPATIONS
15.7	REGISTER
15.8	GOVERNING LAW
15.9	CONFIDENTIALITY
15.10	SEVERABILITY
15.11	NATURE OF REMEDIES
15.12	ENTIRE AGREEMENT
15.13	COUNTERPARTS
15.14	SUCCESSORS AND ASSIGNS
15.15	CAPTIONS
15.16	[INTENTIONALLY DELETED]
15.17	INDEMNIFICATION BY THE BORROWER
15.18	NON-LIABILITY OF LENDERS
15.19	FORUM SELECTION AND CONSENT TO JURISDICTION
15.20	WAIVER OF JURY TRIAL
15.21	OTHER WAIVERS
15.22	JOINT AND SEVERAL LIABILITY
	15.22.1	NATURE OF OBLIGATIONS
	15.22.2	NO FRAUDULENT CONVEYANCES
15.23	REVIVAL AND REINSTATEMENT OF OBLIGATIONS
15.24	[INTENTIONALLY DELETED]
15.25	JUDGMENT CURRENCY
15.26	SURVIVAL
15.27	INCONSISTENCY OF TERMS

v

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Equity Ownership
SCHEDULE 9.9	Plans
SCHEDULE 9.15	Environmental Matters
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Real Property
SCHEDULE 9.19	Intellectual Property
SCHEDULE 9.21	Labour Matters
SCHEDULE 9.26	Other Debt
SCHEDULE 9.28	Bank Accounts
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.10	Investments
SCHEDULE 12.1.1	List of Closing Documents

EXHIBITS

EXHIBIT A	Form of Revolving Loan Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Borrowing Base Certificate (Section 1.1)
EXHIBIT D	Form of Assignment Agreement (Section 15.6.1)
EXHIBIT E	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT F	Form of Notice of Conversion/Continuation (Section 2.2.3)
EXHIBIT G	Form of Joinder Agreement (Section 10.10)
EXHIBIT H	Form of Intercompany Note (Section 11.1)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of June 28, 2005 (this “Agreement”) is entered into among AMRAM’S DISTRIBUTING LTD. (the “Borrower”), RUSS BERRIE AND COMPANY, INC. (the “Company”), the financial institutions that are or may from time to time become parties hereto as Lenders (together with their respective successors and assigns, each being a “Lender” and collectively, the “Lenders”), LASALLE BUSINESS CREDIT, a division of ABN AMRO BANK N.V., CANADA BRANCH, in its capacity as “Issuing Bank” hereunder, and LASALLE BUSINESS CREDIT, a division of ABN AMRO BANK N.V., CANADA BRANCH, (in its individual capacity, “LaSalle”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and the Issuing Bank.

The Lenders have agreed to make available to the Borrower a certain revolving credit facility (which includes letters of credit), the Issuing Bank has agreed to issue letters of credit for the Borrower in each case, upon the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                                                               Definitions

When used herein the following terms shall have the following meanings:

“Account,” “Chattel Paper,” “Documents of Title,” “Equipment,” “Goods,” “Intangibles,” “Instruments,” “Inventory,” “Proceeds,” and “Securities” shall have the respective meanings assigned to such terms without initial capitals in the PPSA.

“Account Debtor” means in respect of any Account, the debtor obligated to make payment thereof.

“Acquired Debt” means mortgage Debt or Debt with respect to Capital Leases of a Person existing at the time such Person became a Subsidiary or assumed by the Borrower or a Subsidiary of the Borrower pursuant to a Permitted Acquisition (and not created or incurred in connection with or in anticipation of such Permitted Acquisition) which would be permitted pursuant to Section 11.4(f).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of all of the outstanding Capital Securities (including the acquisition or termination of any rights, warrants or options to acquire the Capital Securities) of any Person, or otherwise causing any Person to become a Wholly-Owned Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Wholly-Owned Subsidiary)

“Administrative Agent” means LaSalle in its capacity as administrative agent for the Lenders and the Issuing Bank hereunder and any successor thereto in such capacity.

“Affected Loan” - see Section 8.3.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Administrative Agent, the Issuing Bank nor any Lender shall be deemed an Affiliate of any Loan Party or Subsidiary.

“Affiliated Account Debtors” means, with respect to any Account Debtor, any other Account Debtor who, to the best knowledge of the chief financial officer (including after written notice thereof from the Administrative Agent), controls, is controlled by, or is under common control with, such Account Debtor. For purposes of this definition, the meaning of “control” (including, with correlative meanings, “controlled by” and “under common control with”) is limited to the direct or indirect legal or beneficial ownership of more than fifty percent (50%) of the voting control or equity interests of an Account Debtor or an Affiliated Account Debtor.

“Agent Account” – see Section 7.1.1.

“Agent Fee Letter” means that certain amended and restated letter agreement dated as of the Closing Date (as affirmed herein) among the US Borrowers, the US Agent, the Borrower [and the Administrative Agent] regarding fees payable to the US Agent and the Administrative Agent pursuant to the US Credit Agreement and hereto, respectively.

“Agreement” - see the Preamble.

“Applicable Margin” means, subject to the provisions of Section 10.1.3, for any day, the rate per annum set forth below opposite the level (the “Level”) corresponding to the Total Debt to EBITDA Ratio then in effect, it being understood that the “Applicable Margin” for (i) Revolving Loans which are designated as LIBOR Loans (the “Revolving Loan LIBOR Margin”) shall be the percentage set forth under the column “Revolving Loan LIBOR Margin,” (ii) Revolving Loans which are designated as Base Rate Loans (the “Revolving Loan Base Rate Margin”) shall be the percentage set forth under the column “Revolving Loan Base Rate Margin,” (iii) Revolving Loans which are designated as Canadian Base Rate Loans (the “Revolving Loan Canadian Base Rate Margin”) shall be the percentage set forth under the column “Revolving Loan Canadian Base Rate Margin”, (iv) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate”, and (v) the L/C Fee Rate shall be the percentage set forth under the column “L/C Fee Rate”, provided that, at all times the Applicable Margin for that portion of Revolving Loans that on any day is equal to the Notional Real Estate Sublimit shall be the rate per annum set forth below under the columns “Revolving Loan LIBOR Margin”, “Revolving Loan Base Rate Margin” and “Revolving Loan Canadian Base Rate Margin”, as applicable, plus 0.50%:

		Revolving Loan
Level	Total Debt to EBITDA Ratio	LIBOR Margin	Base Rate Margin	Canadian Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate
I	Greater than or equal to 2.75:1	2.25%	0.75%	0.75%	0.50%	2.25%
II	Greater than or equal to 2.25:1 but less than 2.75:1	2.00%	0.50%	0.50%	0.50%	2.00%
III	Greater than or equal to 1.75:1 but less than 2.25:1	1.75%	0.25%	0.25%	0.375%	1.75%
IV	Less than 1.75:1	1.50%	0.00%	0.00%	0.375%	1.50%

The Revolving Loan LIBOR Margin, the Revolving Loan Base Rate Margin, the Revolving Loan Canadian Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be determined and adjusted, to the extent applicable, on the first Business Day after the Borrower provides the Administrative Agent the annual and quarterly financial statements and other information pursuant to Section 10.1.1 or 10.1.2(a), as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Borrower fails to deliver such financial statements and Compliance Certificate in accordance with the provisions of Section 10.1.1, 10.1.2(a) and 10.1.3, the Revolving Loan LIBOR Margin, the Revolving Loan Base Rate Margin, the Revolving Loan Canadian Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the first Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then applicable Level; and (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing. Notwithstanding the foregoing, the Applicable Margins to be in effect on the Closing Date and thereafter, until delivery of the financial statements and compliance certificate required to be delivered as aforesaid with respect to Fiscal Year ending December 31, 2005, shall be based on Level III.

“Asset Disposition” means the sale, lease, assignment or other transfer for value by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including, the loss, destruction or damage of any thereof or any actual condemnation, confiscation, requisition, seizure or taking thereof) (each, a “Disposition”), other than (i) the sale, lease or other dispositions of Inventory in the ordinary course of business or any Disposition of Equipment sold in the ordinary course of the Borrower’s business and not having an aggregate book value of more than Cdn$100,000 in any Fiscal Year, and (ii) the sale and leaseback in one or more transactions in the ordinary course of business of Equipment having an aggregate book value of less than Cdn$100,000.

“Assignment Agreement” - see Section 15.6.1.

“Attorney Costs” means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses, in each case, without duplication.

“Bank Product Agreements” means those certain cash management service agreements entered into from time to time between any Loan Party and LaSalle, any Lender or any of their respective Affiliates in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to LaSalle, any Lender or any of their respective Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Administrative Agent or LaSalle, any Lender or any of their respective Affiliates as a result of the Administrative Agent or LaSalle, any Lender or any of their respective Affiliates purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

“Bank Products” means any service or facility extended to any Loan Party by LaSalle, any Lender or any of their respective Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) cash management, including controlled disbursement, accounts or services.

“Bankruptcy Code” means Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. §101, et. seq.).

“Base Rate” means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the US Prime Rate.

“Base Rate Loan” means any Loan denominated in US Dollars which bears interest at or by reference to the Base Rate.

“Blocked Accounts” – see Section 10.11(a) hereof.

“Blocked Account Agreement” means a bank agency or similar agreement with the Administrative Agent, the Borrower and/or any other applicable Loan Party and any financial institution at which the Borrower and/or such other applicable Loan Party maintains a depositary or other account, in form and substance reasonably satisfactory to the Administrative Agent, in order to give the Administrative Agent control of such account.

“Board of Directors” means the board of directors of the Borrower or any committee thereof duly authorized to act on behalf of the board of directors.

“Borrower” - see Preamble.

“Borrowing Base” means the amount equal to:

(a)                                  the total of

(i)                                     up to 85% of the unpaid amount of all Eligible Accounts, plus

(ii)                                  the lesser of (x) up to 65% of the value of all Eligible Inventory valued at the lower of cost or market and (y) up to 85% of the value of all Eligible Inventory Valued at the Net Orderly Liquidation Value thereof as determined by the

Administrative Agent from time to time in its commercially reasonable credit judgment after consultation with the Borrower, plus

(iii)                               the Notional Real Estate Sublimit; and minus

(b)                                 the Rent Reserve, if any, in effect at such time; and minus

(c)                                  the estimated aggregate amount of Specified Hedging Obligations as determined in good faith as between the Administrative Agent, the Borrower and the counterparty on such Specified Hedging Agreements; and minus

(d)                                 such other reserves as the Administrative Agent elects, in its commercially reasonable credit judgment after consultation with the Borrower, to establish from time to time, all expressed as the Canadian Dollar Equivalent Amount.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit C.

“Business Day” means any day on which commercial banks are open for commercial banking business Toronto, Ontario and New York City, New York in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

“Canadian Base Rate” means the floating annual rate of interest established from time to time by the Administrative Agent as the reference rate for determining interest rates on commercial loans made in Canada in the lawful currency of Canada and designated as its prime rate plus 1.50% per annum. The Canadian Base Rate is not intended to be the lowest or most favourable rate of the Administrative Agent in effect at any time. It shall vary from time to time as determined by the Administrative Agent.

“Canadian Base Rate Loan” means any Loan denominated in Canadian Dollars which bears interest at or by reference to the Canadian Base Rate.

“Canadian Dollar Equivalent Amount” shall mean, on any given date, the amount of Canadian Dollars which could be purchased with the relevant amount of a currency at the then applicable Spot Rate at 11:00 a.m. Toronto time on such date (and if such date is not a Business Day, on the preceding Business Day) for the purchase of Canadian Dollars with such currency.

“Canadian Resident” shall mean, at any time, a Person who at that time is (a) not a non-resident of Canada within the meaning of the Income Tax Act (Canada), or (b) an authorized foreign bank under the Bank Act (Canada) deemed to be resident in Canada within the meaning of the Income Tax Act (Canada) in respect of all amounts paid or credited to such person pursuant to this Agreement.

“Canadian Dollars” and the sign “Cdn$” means lawful money of Canada.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real, personal or mixed property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

“Cash Collateralize” means to deliver cash collateral to the Administrative Agent in the amount equal to 105% of the sum of (x) the Stated Amount plus (y) the amount of unpaid letter of credit fees then accrued and thereafter scheduled to accrue for the duration of the outstanding Letters of Credit pursuant to Section 5.2(a) and (b), to be held as cash collateral for outstanding Letters of Credit pursuant to documentation reasonably satisfactory to the Administrative Agent. Derivatives of such term have corresponding meanings.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the Canadian or United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender, its Affiliate or its holding company) rated at least A-2 by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., P-2 by Moody’s Investors Service, Inc., or R-1 (low) by Dominion Bond Rating Services Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time that is sold by LaSalle (or by any other Schedule I, II or III bank under the Bank Act (Canada)), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which at least 90% of its assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Administrative Agent.

“Change of Control” means each occurrence of any of the following:

(a)                                  any Person or group of Persons acting jointly or in concert (within the meaning of the Securities Act (Ontario)), other than Permitted Holders, becomes the beneficial owner directly or indirectly, of 50.1% or more of the Capital Securities of the Company having the right to vote for the election of members of the board of directors of the Company,

(b)                                 a majority of the members of the board of directors of the Company do not constitute Continuing Directors,

(c)                                  the Company ceases to own and control, directly or indirectly, 100% of the shares of the Capital Securities of each of the other Loan Parties, including, without limitation, the Borrower, unless otherwise permitted hereunder, or

(d)                                 the Company or any other Loan Party (i) consolidates with or merges with or into another entity (other than another Loan Party) and is not the surviving entity; or (ii) conveys, transfers or leases all or substantially all of its property and assets to any Person (other than another Loan Party).

“Chief Financial Officer” means the chief financial officer of the Company.

“Closing Date” - see Section 12.1.

“Collateral” means all of the property, assets and undertaking of the Borrower or any other Loan Party described in the Collateral Documents together with all other real or personal property of the Borrower or any other Loan Party now or hereafter pledged to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by the Borrower, acknowledges the Liens of the Administrative Agent and waives or, in the reasonable discretion of the Administrative Agent, subordinates on terms reasonably acceptable to the Administrative Agent, any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

“Collateral Documents” means, collectively, the Guaranty Agreement, the documents listed in Section 12.1.13 hereof and each other Mortgage, Collateral Access Agreement, each Blocked Account Agreement and any agreement or instrument pursuant to which any Loan Party, or any other Person grants or purports to grant Collateral to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and Lenders or otherwise relates to such Collateral.

“Commitment” means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement and “Commitments” means the Revolving Commitment of all Lenders. The initial amount of each Lender’s Commitment to make Loans is set forth on Annex A.

“Company” – see Preamble.

“Compliance Certificate” means a Compliance Certificate in substantially the form of Exhibit B.

“Contingent Liability” means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby. The term “Contingent Liability” shall exclude endorsements of instruments for deposit or collection in the ordinary course of business and product warranties extended in the ordinary course of business.

“Continuing Director” means (a) any member of the board of directors of the Company who was a director (or comparable manager) of the Company on the Closing Date, and (b) any individual who becomes a member of the board of directors of the Company after the Closing Date if such individual was appointed or nominated for election to the board of directors of the Company by a majority of the Continuing Directors.

“Debt” - of any Person means, without duplication, (a) all indebtedness of such Person, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable or other accounts payable incurred in the ordinary course of such Person’s business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner, (j) all monetary obligations of such Person under (i) so called synthetic, off-balance sheet or tax retention leases, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), (k) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, and (e) the Subordinated Debt.

“Defaulting Lender” – see Section 2.1.1(c).

“Designated Proceeds” - see Section 6.2.2.

“Disposition” – see the definition of “Asset Disposition.”

“Disproportionate Advance” – See Section 2.2.2.

“Eligible Account” means an Account (other than any portion of which is owing in respect of sales, excise or similar taxes) owing to the Borrower which is acceptable for lending purposes to the Administrative Agent in its commercially reasonable credit judgment. Without limiting the Administrative Agent’s aforementioned credit judgment, the Administrative Agent shall, in general, consider an Account to be an Eligible Account if it meets, and so long as if continues to meet, the following requirements:

(a)                                  it arises from the final, bona fide sale or lease of Goods or the rendering of services which have been fully performed by such Borrower; and if it arises from the sale or lease of Goods, (i) such Goods comply with the relevant Account Debtor’s specifications (if any) and have been delivered to such Account Debtor and (ii) the Borrower has possession of delivery receipts evidencing such delivery;

(b)                                 it (i) is owned by the Borrower, (ii) is subject to a perfected, first priority Lien in favour of the Administrative Agent and (iii) is not subject to any other assignment, claim or Lien; provided that such Account shall be deemed ineligible pursuant to this clause (b) only to the extent of the amount of such assignment, claim or Lien.

(c)                                  it (i) is a valid, legally and enforceable obligation of the Account Debtor with respect thereto, (ii) is not subject to (x) the fulfillment of any condition whatsoever or any counterclaim, offset, credit, allowance, discount, rebate, adjustment or liability by the Account Debtor with respect thereto, or (y) any claim by such Account Debtor denying liability thereunder in whole or in part; provided that only such portion of such Account subject to such counterclaim, offset, credit, allowance, discount, rebate, adjustment or liability shall be deemed ineligible pursuant to this clause (c)(ii), and (iii) the Account Debtor has not refused to accept and/or has not returned or offered to return any of the goods or services which are the subject of such Account;

(d)                                 there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor or any Affiliated Account Debtor with respect thereto;

(e)                                  the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States (including Puerto Rico, the U.S. Virgin Islands and Guam) or Canada and such Account is denominated in US Dollars or Canadian Dollars, respectively;

(f)                                    it is not (i) an Account arising from a “sale on approval,” “sale or return,” “consignment” or “bill and hold” or subject to any other repurchase or return agreement, or (ii) subject to a reserve or contra-account established by the Borrower for potential returns or refunds (without duplication of any other reserve or deductions regarding such returns or refunds); provided that only such portion of such Account in the amount of such reserve or contra-account shall be deemed ineligible pursuant to this clause (f)(ii);

(g)                                 it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Borrower (or by any agent or custodian of the Borrower) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

(h)                                 it arises in the ordinary course of business of such Borrower;

(i)                                     if the Account Debtor is (i) the United States or any state or local government, or any department, agency or instrumentality thereof, the Borrower has assigned its right to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940 or any comparable state or local law, as applicable, and evidence (reasonably satisfactory to the Administrative Agent) of such assignment has been delivered to the Administrative Agent (ii) Her Majesty the Queen in Right of Canada or any department, agency or instrumentality thereof, unless the Borrower grants to the Administrative Agent by way of absolute assignment and as security, its right to payment of such Account pursuant to and in full compliance with, and all other steps deemed necessary by the Administrative Agent have been taken under, the Financial Administration Act (R.S.C. 1985, c. F-11), as amended, or (iii) a Crown corporation, any other government or other governmental body if such Account cannot be the object of a valid first ranking security interest in favour of the Administrative Agent without special formalities or requirements, unless such formalities or requirements have been performed to the full satisfaction of the Administrative Agent;

(j)                                     if the Borrower maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor and its Affiliated Account Debtors, including such Account, does not exceed such credit limit; provided that only such portion of such Account that exceeds such credit limit shall be deemed ineligible pursuant to this clause (j);

(k)                                  it is not an Account evidenced by chattel paper or an instrument;

(l)                                     such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than (i) sixty (60) days past the due date thereof or (ii) ninety (90) days past the original invoice date thereof, in each case according to the original terms of sale; provided that up to Cdn$1,000,000 of Accounts evidenced by invoices not more than (x) sixty (60) days past the due date thereof or (y) one hundred and eighty (180) days past the original invoice date thereof but which otherwise meet all other eligibility criteria hereunder shall not be deemed ineligible pursuant to this clause (l);

(m)                               it is owing by an Account Debtor in respect of which 35% or more of the aggregate dollar amount of all Accounts owing by such Account Debtor and its Affiliated Account Debtors are ineligible pursuant to clause (l) immediately above;

(n)                                 it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or the Borrower is exempt from filing such report and has provided the Administrative Agent with reasonably satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by the Borrower for a nominal fee;

(o)                                 the Account Debtor or Affiliated Account Debtor with respect thereto is not (i) a Loan Party or an Affiliate of a Loan Party or (ii) a director, officer, employee or agent of a Loan Party or an Affiliate of a Loan Party;

(p)                                 if the aggregate amount of all Accounts owed by the Account Debtor and its Affiliated Account Debtors thereon exceeds 25% of the aggregate amount of all Eligible Accounts at such time, then all Accounts owed by such Account Debtor or Affiliated Account Debtors in excess of such amount shall be deemed ineligible;

(q)                                 it is not an Account (i) with respect to which any representation or warranty contained in this Agreement or any other Loan Document is untrue in any material respect (or, if such representation or warranty is qualified by materiality or Material Adverse Effect, in any respect), (ii) which violates any of the covenants contained in this Agreement, any other Loan Document or the agreement or contract under which it arises in any material respect (or if such covenant is qualified by materiality or Material Adverse effect, in any respect), or (iii) which arises out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(r)                                    it is not an Account for which the Borrower has received any prepayment or a deposit in respect of such Account; provided, that the amount of such Account in excess of the amount of any such prepayment and/or deposit shall not be deemed ineligible pursuant to this clause (r); and

(s)                                  it does not arise from the sale of Goods covered under any license agreement, distribution agreement or other similar agreement that prohibits the granting of Liens in the proceeds of such Goods in favor of the Administrative Agent to secure the Obligations (and such prohibition has not been waived).

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if the Administrative Agent or the Required Lenders at any time hereafter determine in its or their reasonable credit judgment that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after consultation with, and notice of such determination is given to, the Borrower.

“Eligible Assignee” means (i) banks listed on Schedule I, II or III of the Bank Act (Canada), (ii) finance companies, insurance companies or other financial institutions or funds (whether corporations, partnerships, trusts or other entities) that are regularly engaged in the Canada in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) any other Person other than an Affiliate of a Loan Party approved by the Administrative Agent and the Borrower, such approval not to be unreasonably withheld or delayed.

“Eligible Inventory” means Inventory of the Borrower which is acceptable for lending purposes to the Administrative Agent in its commercially reasonable credit judgment. Without limiting the Administrative Agent’s aforesaid credit judgment, the Administrative Agent shall, in general, consider Inventory to be Eligible Inventory if it meets, and for so long as it continues to meet, each of the following requirements:

(a)                                  it (i) is owned by the Borrower, (ii) is subject to a perfected, first priority Lien in favour of the Administrative Agent and (iii) is not subject to any other assignment, claim or Lien; provided that such Inventory shall be deemed ineligible pursuant to this clause (a) only to the extent of the amount of such assignment, claim or Lien;

(b)                                 it is saleable and not slow-moving, obsolete or discontinued;

(c)                                  it is in the possession and control of the Borrower and it is stored and held in facilities owned by the Borrower (and not subject to a mortgage other than a mortgage in favour of the Administrative Agent) or, if such facilities are not so owned, the Administrative Agent is in possession of a Collateral Access Agreement from any lessor and mortgagee thereof with respect thereto or a Rent Reserve is then in effect with respect to such location;

(d)                                 it is not subject to any agreement or license which would restrict the Administrative Agent’s ability to sell or otherwise dispose of such Inventory or which contains any prohibition on the Administrative Agent’s Lien therein to secure the Obligations (unless such prohibition shall have been waived);

(e)                                  it is located at the Property or at one of the owned or leased locations of the Borrower identified on Schedule 9.17 hereto or otherwise identified to the Administrative Agent but only to the extent such locations are in the Province of Ontario;

(f)                                    it is not “in transit” to the Borrower or held by the Borrower on consignment; provided that up to Cdn$750,000 or the Canadian Dollar Equivalent Amount thereof of Inventory which is “in transit” (the “In-Transit Inventory”) shall be deemed eligible hereunder so long as such In-Transit Inventory (i) otherwise meets all other criteria for eligibility hereunder; (ii) In-Transit Inventory is subject to bills of lading, air bills or other similar documentation (collectively the “Shipping Documents”) which are adequate as determined by the Administrative Agent in its commercially reasonable credit judgment, (iii) the In-Transit Inventory is fully insured under an insurance policy naming the Administrative Agent as loss payee; (iv) the Borrower has title to such In-Transit Inventory; (v) such In-Transit Inventory shall be listed as such on the report required pursuant to Section 10.1.6 for the months in which In-Transit Inventory is in transit; and (vi) the Borrower has, if and to the extent requested by the Administrative Agent at any time during the continuation of an Unmatured Event of Default or Event of Default, delivered such Shipping Documents to the Administrative Agent, appropriately endorsed, together with a power of attorney to allow the Administrative Agent to list itself as “consignee” thereunder;

(g)                                 it is finished goods and is not work-in-progress, display inventory, supply items, packaging, tooling, samples or literature;

(h)                                 it is not identified to any purchase order or contract to the extent progress or advance payments are received with respect to such Inventory; and

(i)                                     it does not breach any of the representations, warranties or covenants pertaining to Inventory set forth in the Loan Documents in any material respect (or, if such representation or warranty is qualified by materiality or Material Adverse Effect, in any respect).

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all present or future federal, state, provincial or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance, including, without limitation, the Environmental Protection Act (Ontario), the Canadian Environmental Protection Act, the Canadian Transportation of Dangerous Goods Act, the Ontario Water Resources Act, the Dangerous Goods Transportation Act (Ontario), the Occupational Health and Safety Act (Ontario), the Fisheries Act (Canada) and the Gasoline Handling Code and Gasoline Handling Act (Ontario) and regulations thereunder, and laws and regulations respecting pesticides, fisheries regulation and water resource management, as all of the aforesaid laws and regulations have been and hereafter may be amended or supplemented, and any related or analogous present or future federal, state, provincial or local, statutes, rules having the force of law, regulations, ordinances, licenses, permits and interpretations having the force of law, orders of regulatory and administrative bodies and guidelines.

“Event of Default” means any of the events described in Section 13.1.

“Excess Revolving Loan Availability” means at any time the difference between Revolving Loan Availability and the Revolving Outstandings at such time.

“Excluded Taxes” means taxes (i) based upon, or measured by, the Lender’s or the Administrative Agent’s (or a branch of the Lender’s or the Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in the United States or in Canada or a jurisdiction (or political subdivision thereof) under the laws of which such Lender or the Administrative Agent is organized, (b) in a jurisdiction which the Lender’s or the Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender or the Administrative Agent maintains a lending office (or branch), including the lending office in respect of which payments under this Agreement are made is located, or in which such Lender or the Administrative Agent is a resident for income tax purposes and (ii) branch profits taxes.

“Federal Funds Rate” means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its consolidated Subsidiaries ending on December 31st of each calendar year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2005”) refers to the Fiscal Year ending on December 31st of such calendar year.

“Fraudulent Conveyance” – see Section 15.22.2.

“GAAP” means (a) generally accepted accounting principles set forth from time to time in Canada as such term applies to the Borrower, and (b) as such term applies to the Company and its other Subsidiaries, the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Group” - see Section 2.2.1.

“Guarantor” means the Company or any other Person that is both, or may in the future become, a “Grantor” and a “Guarantor” under and as defined in the Guaranty Agreement.

“Guaranty Agreement” means that certain Guaranty Agreement dated as of June 28, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time), executed by the Company in favour of the Administrative Agent and guaranteeing the obligations owing by the Borrower under the Loan Documents.

“Hazardous Substances” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, a mark-to-market reserve percentage of the notional amount of any Hedging Agreement.

“Indemnified Liabilities” - see Section 15.17.

“Intercreditor Agreement” means an intercreditor agreement between the Agent and the US Agent in form and substance reasonably satisfactory to the US Agent and the Administrative Agent, pursuant to which the Administrative Agent shall, among other things, subordinate its rights to payments and to enforce its remedies, in each case, under the Guaranty Agreement, to those of the US Lenders under the US Credit Agreement and under the other US Loan Documents.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)                                  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)                                 any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)                                  the Borrower may not select any Interest Period which would extend beyond the Scheduled Termination Date; and

(d)                                 there may be no more than six (6) Interest Periods outstanding at any time.

“Interim Advance” - see Section 2.1.1(b).

“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by assuming, becoming obligated with respect to a liability, Debt or Contingent Liability in respect of obligations of such other Person (other than travel, relocation and similar advances to employees in the ordinary course of business).

“Issuing Bank” means LaSalle, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of LaSalle that may from time to time issue Letters of Credit, and in each case, any successor and assign thereof acting in such capacity.

“LaSalle” - see the Preamble.

“L/C Application” means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Bank at the time of such request for the type of letter of credit requested.

“L/C Fee Rate” - see the definition of Applicable Margin.

“Lender” has the meaning ascribed thereto in the Preamble. In addition, (i) “Lender” shall include the Administrative Agent to the extent it makes any loans or advances any financial accommodations hereunder or under any other Loan Documents and (ii) for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents and the Persons entitled to indemnification and exculpation as a Lender or a Lender Party hereunder or under any of the other Loan Documents, the term “Lender” and “Lender Party” shall include the Issuing Bank.

“Lenders” means, collectively, each and every Lender.

“Lender Party” - see Section 15.17 and the definition of Lender above.

“Letter of Credit” - see Section 2.1.3.

“LIBOR Loan” means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Office” means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

“LIBOR Rate” means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the United States Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D

(or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge, hypothec, pledge, claim or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Master Indemnity/Reimbursement Agreement, the L/C Applications, the Agent Fee Letter, the Collateral Documents, the Intercreditor Agreement, the subordination agreements, if any, relating to any Subordinated Debt and all other documents, instruments and agreements delivered in connection with the foregoing, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Party” means, collectively, the Borrower and the Guarantor and any other Person who shall become primarily or secondarily liable for any Obligations, and “Loan Parties” means all such Persons, collectively.

“Loans” means, collectively, any loans or advances made hereunder to the Borrower including, without limitation, the Revolving Loans and “Loan” means any of the foregoing.

“Lock Box” - See Section 10.11(b).

“Mandatory Prepayment Event” - see Section 6.2.2(a).

“Master Indemnity/Reimbursement Agreement” means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement and reimbursement agreement in the form, if any, being used by the Issuing Bank at such time, together with any amendments, restatements, supplements or modifications thereto.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the condition (financial or otherwise), operations, assets, liabilities, business, or properties of the Borrower and the Loan Parties taken as a whole, (b) a material impairment of the ability of the Borrower and the Loan Parties taken as a whole to perform their obligations under the Loan Documents or (c) a material adverse effect upon any material portion of the Collateral or the validity, perfection or priority of any Lien in favour of the Administrative Agent for the benefit of the Lenders under the Collateral Documents against any material portion of the Collateral or upon the legality, validity, binding effect or enforceability against the Borrower or any Loan Party of any Loan Document or the rights and remedies, taken as a whole, of the Administrative Agent or the Lenders under any Loan Document.

“Maximum Revolving Commitment” means, the lesser of (x) US$10,000,000 or the Canadian Dollar Equivalent Amount thereof, as such amount may be increased or decreased from time to time in accordance with Section 6.1.2 (the “Revolving Commitment Limit”) and (y) the sum of the Revolving Commitments of all Lenders as in effect at such time.

“Mortgage” means a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Administrative Agent a Lien on real property of any Loan Party, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Net Cash Proceeds” means:

(a)                                  with respect to any Asset Disposition relating to any property of any Loan Party (other than the Company), the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, instalment receivable or otherwise, but only as and when received) received by any Loan Party (other than the Company) pursuant to such Asset Disposition, net of (i) the direct reasonable costs, expenses and fees relating to such Asset Disposition (including reasonable and customary sales commissions and reasonable legal, accounting and investment banking and other professional and transactional fees, fees), (ii) taxes paid or reasonably estimated by such Loan Party to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of any Debt secured by a Permitted Lien having priority over the Liens of the Administrative Agent under the Loan Documents on the asset subject to such transaction (other than the Loans); and (iv) amounts reserved in accordance with GAAP for any indemnification obligations associated with such sale so long as such reserves are required to be maintained; it being agreed that the amount of such reserves shall be deemed Net Cash Proceeds of such transaction received by such Loan Party upon (and in the amount of) the release or reduction of any such reserve.

(b)                                 with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party (other than the Company) pursuant to such issuance, net of the direct reasonable and customary costs, expenses and fees (including legal, accounting and other professional fees, costs and expenses) relating to such issuance (including reasonable and customary sales and underwriters’ commissions); and

(c)                                  with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party (other than the Company) pursuant to such issuance, net of the direct reasonable and customary costs. expenses and fees (including legal, accounting and other professional fees, costs and expenses) of such issuance (including reasonable and customary up-front, underwriters’ and placement fees).

“Net Orderly Liquidation Value” means, (i) when used in respect of the Borrowing Base as it relates to the Borrower’s Eligible Inventory (and without limiting the Administrative Agent’s ability to assign any lower value thereto or apply reserves in accordance with the definition of Borrowing Base), the orderly liquidation value thereof, net of costs, fees and expenses arising in connection with such orderly liquidation thereof, determined in accordance with the methodologies and conclusions set forth in the appraisal of such Inventory prepared for the Administrative Agent by Hilco Appraisal Services, LLC prior to the Closing Date or, if elected by the Administrative Agent, any subsequent field audit or appraisal of such assets conducted for the Administrative Agent after the Closing Date.

“Non-Use Fee Rate” - see the definition of Applicable Margin.

“Notes” means the Revolving Loan Notes.

“Notice of Borrowing” - see Section 2.2.2.

“Notice of Control” – see Section 10.11(b).

“Notice of Conversion/Continuation” - see Section 2.2.3.

“Notional Amortization Amount” means the aggregate amount obtained by adding, on a cumulative basis, on the last day of each calendar month after the Closing Date commencing on July 31, 2005, the amount of US$83,333.33.

“Notional Real Estate Sublimit” means (a) US$5,000,000 less (b) the Notional Amortization Amount.

“Obligations” means all obligations, liabilities and indebtedness (monetary or otherwise, including post-petition and default interest, allowed or not) of any Loan Party under this Agreement and any other Loan Document owing to any Lender, the Administrative Agent, the Issuing Bank, any Lender Party (that is related to a Lender, the Issuing Bank or the Administrative Agent) (and any permitted successor or assign of any of the foregoing), including, without limitation, for principal, interest (including post-petition interest, allowed or not), fees, costs, expenses, indemnification, Attorney Costs, any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Specified Hedging Obligations permitted hereunder which are owed to the Administrative Agent, LaSalle, any Lender or any of their respective Affiliates, and all Bank Products Obligations incurred or arising in connection with the transactions contemplated hereby, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due; provided, that (i) obligations of the Borrower or any other Loan Party under any Specified Hedging Agreement shall be secured and guaranteed pursuant to the provisions of this Agreement and the Loan Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or guarantors effected in the manner permitted by this Agreement shall not require the consent of any counterparty on any Specified Hedging Agreement or the holder of any Specified Hedging Obligations.

“Operating Accounts” - see Section 10.11(a).

“Participant” - see Section 15.6.2.

“Permitted Acquisition” – see Section 11.4.

“Permitted Holder” means (i) Angelica Berrie, (ii) any lineal descendant of Russell Berrie, (iii) the Estate of Russell Berrie, (iv) The Russell Berrie 2002A Trust, (v) The Russell Berrie Foundation, a New Jersey Nonprofit Corporation, (vi) any trust created pursuant to the terms of the instruments governing or creating any of the Persons referred to in clause (iii), (iv), or (v), and (vii) any fiduciary of any of the Persons referred to in clause (iii) (iv), (v) or (vi).

“Permitted Lien” means a Lien expressly permitted hereunder pursuant to Section 11.2.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means all pension, retirement or supplemental retirement benefit plans, arrangements or agreements, including any defined benefit or defined contribution pension plans and any group registered retirement savings plans, and any other similar employee benefit plans, arrangements or agreements, whether oral or written, formal or informal, funded or unfunded, that are, in each case, sponsored or maintained or contributed to or required to be contributed to, by the Borrower or any other Loan Party (other than the Company) providing for retirement income for the benefit of the Borrower’s or any such other Loan Party’s employees, former employees or beneficiaries of either of them, whether or not insured.

“PPSA” means the Personal Property Security Act (Ontario), as the same may be in effect from time to time,

“Pre-Settlement Determination Date” – see Section 7.1.3.

“Pro Rata Share” means with respect all matters, including a Lender’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse the Issuing Bank, and/or receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment at such time, by (ii) the aggregate Revolving Commitment of Lenders at such time and (y) from and after the time the Revolving Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings at such time by (ii) the aggregate unpaid principal amount of all Revolving Outstandings at such time.

“Property” means the real property owned by the Borrower municipally known as 18 Parkshore Drive, Brampton, Ontario, as more particularly described in the Collateral Documents.

“Register” – See Section 15.7.

“Rent Reserve” means a dollar amount equal to three times the monthly lease or mortgage payments of each leased or owned and mortgaged facility of the Borrower where any Inventory intended to be classified as Eligible Inventory is maintained and in respect of which the Administrative Agent has not received a Collateral Access Agreement with respect to such facility.

“Replacement Lender” - see Section 8.7(b).

“Required Lenders” means, at any time, those Lenders whose Pro Rata Shares (as determined in accordance with the definition thereof) exceed 66 2/3%.

“Revolving Commitment” means with respect to each Lender, such Lender’s Revolving Commitment set forth on Annex A hereto or in the most recent Assignment Agreement relating hereto to which such Lender is a party, and Revolving Commitments means the sum of all such Commitments of all such Lenders, in each case, as the same may be reduced from time to time pursuant to Sections 6.1.1 and 6.1.3.

“Revolving Commitment Limit” - see the definition of Maximum Revolving Commitment.

“Revolving Loan” - see Section 2.1.1(a).

“Revolving Loan Availability” means at any time (a) the lesser of (i) the Maximum Revolving Commitment in effect as such time and (ii) the Borrowing Base at such time.

“Revolving Loan LIBOR Margin” -see the definition of “Applicable Margin.”

“Revolving Loan Notes” – see Section 3.1.

“Revolving Loan Canadian Base Rate Margin” - see the definition of “Applicable Margin.”

“Revolving Outstandings” means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

“Scheduled Termination Date” means June 28, 2010.

“SEC” means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

“Senior Officer” means, with respect to the Borrower or any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer or controller or vice president of finance, of such Loan Party.

“Settlement Date” – see Section 7.1.3.

“Specified Hedging Agreement” means any Hedging Agreement (a) entered into by (i) the Borrower and (ii) any Lender (as determined as of the date such Hedging Agreement is entered into) or any Affiliate thereof, as counterparty and (b)(i) the covered transactions thereunder are the Loans or Obligations hereunder or (ii) that has otherwise been designated by the Administrative Agent, such Lender or such Affiliate, as the case may be, and the Borrower, by notice to the Administrative Agent, as a Specified Hedging Agreement. The designation of any Hedging Agreement as a Specified Hedging Agreement shall not create in favor of the Administrative Agent, any Lender or Affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any guarantor under this Agreement or the Loan Documents.

“Specified Hedging Obligation” means any Hedging Obligations of the Borrower or any other Loan Party under any Specified Hedging Agreement and “Specified Hedging Obligations” means all such obligations and liabilities collectively.

“Spot Rate” means in respect of a currency, the rate determined by the Administrative Agent by reference to applicable currency markets to be the spot rate for the purchase by the Administrative Agent of such currency with another currency through its main Toronto branch at approximately 11:00 a.m. (Toronto time) on the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, no such spot rate can be reasonably quoted, the Administrative Agent may use any method as it deems applicable acting reasonably to determine such rate hereunder, and such determination shall be conclusive absent manifest error.

“Stated Amount” means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit which have not been converted to Revolving Loans pursuant to Section 2.3.3 all expressed as the Canadian Dollar Equivalent Amount.

“Subordinated Debt” means any Debt of the Borrower that is unsecured and is expressly subordinated to the prior payment in full, in cash, of the Obligations pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company or the Borrower as the context requires.

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings imposed by Canada, any province or locality or any political subdivision thereof, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

“Termination Date” means the earliest to occur of (i) the Scheduled Termination Date, (ii) the termination of the Revolving Commitment (either automatically or at the Required Lenders’ election) pursuant to Section 13.2, and (iii) the termination or reduction to zero of the Revolving Commitment by the Borrower pursuant to Section 6.1.1.

“Termination Fee” see Section 5.4.

“Total Debt to EBITDA Ratio” has the meaning ascribed thereto in the US Credit Agreement.

“type” - see Section 2.2.1.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, giving of notice or both, constitute an Event of Default.

“US Agent” means LaSalle Business Credit, LLC.

“US Borrowers” means the Company and certain of its Subsidiaries.

“US Dollars” and the sign “US$” mean lawful money of the United States of America.

“US Issuing Bank” means LaSalle Bank National Association.

“US Lender” means the “Lender” as defined under the US Loan Documents.

“US Credit Agreement” means that certain Credit Agreement dated as of June 28, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among the US Agent, the US Issuing Bank, the financial institutions parties thereto as lenders and the US Borrowers.

“US Loan Documents” means the “Loan Documents” as defined under the US Credit Agreement.

“US Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “US prime rate” (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favourable rate of interest at any one time. Any change in the US Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the US Prime Rate.

“Voidable Transfer” – see Section 15.23.

“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person. Unless the context otherwise requires, each reference to a Wholly-Owned Subsidiary herein shall be a reference to a Wholly-Owned Subsidiary of the Company or the Borrower as the context requires.

1.2                                                                               Other Interpretive Provisions.

(a)                                  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)                                  The term “including” is not limiting and means “including without limitation.”

(d)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)                                  Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Documents, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation and the regulations promulgated thereunder.

(f)                                    This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g)                                 This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Loan Parties, the Lenders, the Issuing Bank and the other parties hereto and thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent, the Lenders or the Issuing Bank merely because of the Administrative Agent’s, Lenders’ or the Issuing Bank’s involvement in their preparation.

(h)                                 All dollar references contained herein shall be deemed to be references to Canadian Dollars unless otherwise indicated and calculations to be made hereunder which may involve references to US Dollars shall always be calculated based on such US Dollars being expressed as the Canadian Dollar Equivalent Amount thereof.

ARTICLE 2

COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES

2.1                                                                               Commitments.

On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Borrower as follows:

2.1.1                                                                        Revolving Loan Commitment.

(a)                                  Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender with a Revolving Commitment agrees to make loans on a revolving basis (“Revolving Loans”) by way of LIBOR Loans, Base Rate Loans and Canadian Base Rate Loans from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as the Borrower may request from the Administrative Agent in accordance with Section 2.2.2; provided that, except as and to the extent set forth in clause (b) below, the Revolving Outstandings will not at any time exceed Revolving Loan Availability.

(b)                                 Interim Advances. If at any time the Revolving Outstandings exceeds the Borrowing Base, and without limiting the other rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents, the Borrower shall immediately, and without the necessity of demand by the Administrative Agent, make the mandatory prepayment required pursuant to Section 6.2.2(b) to the Administrative Agent; provided, that the Administrative Agent may, at its option and in its sole discretion, permit such excess (the “Interim Advance”) to remain outstanding and continue to advance Revolving Loans to the Borrower on behalf of the Lenders without the consent of any Lender for a period of up to thirty (30) calendar days, so long as (i) the amount of the Interim Advance does not exceed at any time US$500,000 or the Canadian Dollar Equivalent Amount thereof, (ii) the Revolving Outstanding do not exceed the Revolving Commitment Limit, and (iii) in the case of any subsequent Interim Advances, the Administrative Agent has not been notified by the Required Lenders to cease making such Revolving Loans. If the Interim Advance is not repaid (or otherwise eliminated) in full within thirty (30) days of the initial occurrence of the Interim Advance, no future advances may be made to the Borrower without the consent of all Lenders until the Interim Advance is repaid in full.

(c)                                  Defaulting Lender. If and to the extent that a Lender does not settle with the Administrative Agent as required under this Agreement (a “Defaulting Lender”), the Borrower and such Defaulting Lender severally agree to repay to the Administrative Agent forthwith on demand such amount required to be paid by such Defaulting Lender to the Administrative Agent, together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent (x) in the case of a Defaulting Lender at the Federal Funds Rate or the Canadian Base Rate for US Dollar Loans and Canadian Dollar Loans, respectively, and (y) in the case of the Borrower, at the interest rate applicable at such time for such Loans; provided, that the Borrower’ obligation to repay such advance to the Administrative Agent shall not relieve such Defaulting Lender of its liability to the Administrative Agent for failure to settle as provided in this Agreement.

2.1.2                                                                        [INTENTIONALLY DELETED]

2.1.3                                                                        L/C Commitment.

Subject to Section 2.3.1 and the other terms and conditions of this Agreement, the Issuing Bank agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (each, a “Letter of Credit”), at the request of the Borrower and for the account of the Borrower from time to time before the Termination Date and, as more fully set forth in Section 2.3.2, each Lender (which shall not include the Issuing Bank) agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit (after giving effect to the Stated Amount of any Letter of Credit so requested) shall not at any time exceed US$2,000,000 or the Canadian Dollar Equivalent Amount thereof, and (b) the Revolving Outstandings (after giving effect to the Stated Amount of any Letter of Credit so requested) shall not at any time exceed Revolving Loan Availability.

2.1.4                                                                        [INTENTIONALLY DELETED]

2.2                                                                               Loan Procedures.

2.2.1                                                                        Various Types of Loans.

Each Revolving Loan shall be divided into tranches which are a Base Rate Loan, a LIBOR Loan or a Canadian Base Rate Loan (each a “type” of Loan), as the Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans, LIBOR Loans and Canadian Base Rate Loans may be outstanding at the same time, provided that not more than six (6) different Groups of LIBOR Loans, in aggregate, shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Revolving Loans.

2.2.2                                                                        Borrowing Procedures.

The Borrower shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate or Canadian Base Rate borrowing, 11:00 A.M., Toronto time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Toronto time, at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Upon its receipt of any such notice, the Administrative Agent shall do either of the following, the selection of which option to be at the Administrative Agent’s sole discretion:

(a)                                  advance the amount of the proposed Revolving Loan to the Borrower disproportionately (a “Disproportionate Advance”) out of the Administrative Agent’s own funds on behalf of Lenders, which advance shall be made (x) in the case of a Base Rate Loan or Canadian Base Rate Loan, on the same day as the Borrower’s request therefor if the Borrower notifies the Administrative Agent of such request by 11:00 A.M. (Toronto time) on such day or (y) in the case of a LIBOR Rate Loan, on the third Business Day following such request therefor if the Borrower notifies the Administrative Agent of such request by

11:00 A.M. (Toronto time) on such third Business Day preceding such day, and, in either case, thereafter request settlement in accordance with Section 7.1.3 such that upon such settlement each Lender’s share of the outstanding Revolving Loans (including, without limitation, the amount of any Disproportionate Advance) equals its Pro Rata Share; or

(b)                                 Notify each Lender by telecopy, electronic mail or other similar form of teletransmission of the proposed advance on the same day the Administrative Agent is notified or deemed notified by the Borrower of the Borrower’s request for an advance pursuant to this Section 2.2.2. Each Lender shall remit, to the demand deposit account designated by the Borrower (x) with respect to Base Rate Loans and Canadian Base Rate Loans, at or prior to 3:00 P.M., Toronto time, on the date of the proposed borrowing, if such notification is made before 12:00 P.M., Toronto time, or (y) with respect to LIBOR Rate Loans, at or prior to 3:00 P.M., Toronto time, on the date such LIBOR Rate Loans are to be advanced, immediately available funds in an amount equal to such Lender’s Pro Rata Share of such proposed advance.

Each borrowing shall be on a Business Day. Each Base Rate or Canadian Base Rate borrowing shall be in an aggregate amount of at least US$50,000 or Cdn$50,000, respectively, and integral multiples of US$50,000 or Cdn$50,000, respectively in excess thereof, and each LIBOR borrowing shall be in an aggregate amount of at least US$500,000 and integral multiples of at least US$100,000 in excess thereof. Delivery of any Notice of Borrowing, any request for a Letter of Credit, and the acceptance of any Loan or any Letter of Credit, shall be deemed a representation and warranty by the Borrower that all conditions precedent to the making of any Loans or other financial accommodations set forth in Sections 12.1 (in the case of the initial Loans to be made or Letter of Credit to be issued hereunder) and 12.2 have been satisfied as of the date of such request, notice or borrowing hereunder.

2.2.3                                                                        Conversion and Continuation Procedures.

(a)                                  Subject to Section 2.2.1, the Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(i)                                     elect, as of any Business Day, to convert any Loans of one type or any part thereof into Loans of the other type (provided, in the case of any conversion to a LIBOR Loan, such part thereof is in an aggregate amount not less than US$500,000 or a higher integral multiple of US$100,000); or

(ii)                                  elect, as of the last day of the applicable Interest Period thereof, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than US$500,000 or a higher integral multiple of US$100,000) for a new Interest Period or convert such LIBOR Loans to Base Rate Loans or Canadian Base Rate Loans;

provided that after giving effect to any conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least US$500,000 and an integral multiple of US$100,000 in excess thereof.

(b)                                 The Borrower shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit F or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans or Canadian Base Rate Loans, 11:00 A.M., Toronto

time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Toronto time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(i)                                     the proposed date of conversion or continuation;

(ii)                                  the aggregate amount of Loans to be converted or continued;

(iii)                               the type of Loans resulting from the proposed conversion or continuation; and

(iv)                              in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c)                                  If upon the expiration of any Interest Period applicable to LIBOR Loans, the Borrower has failed to select a new Interest Period to be applicable to such LIBOR Loans, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d)                                 The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Borrower, of the details of any automatic conversion.

(e)                                  Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.2.4                                                                        Borrowing Representations and Warranties.

Each and every request (or deemed request) by the Borrower for, and acceptance by the Borrower of, a Revolving Loan shall, in each case, constitute the Borrower’s representation and warranty that (and the Administrative Agent’s and the Lenders’ obligation to make any such Revolving Loan shall be subject to the conditions precedent that), both on the date of such request for such Revolving Loan and on the date any such Revolving Loan is made, (i) no Unmatured Event of Default or Event of Default has occurred and is continuing and (ii) the Borrower’s representations and warranties set forth in this Agreement, as supplemented from time to time, are true and correct in all material respects (or, if such representations and warranties are qualified by materiality or Material Adverse Effect, in all respects) except to the extent any such representation and warranty expressly speaks to an earlier date.

2.3                                                                               Letter of Credit Procedures.

2.3.1                                                                        L/C Applications.

The Borrower shall execute and deliver to the Issuing Bank a Master Indemnity/Reimbursement Agreement on the Closing Date. The Borrower shall give notice to the Administrative Agent and the Issuing Bank of the requested issuance of each Letter of Credit on a Business Day which is at least three (3) Business Days (or such lesser number of days as the Administrative Agent and the Issuing Bank shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Borrower and in all respects satisfactory to the Administrative Agent and the Issuing Bank, together with such other documentation as the Administrative Agent or the Issuing Bank may reasonably request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than thirty (30) days prior to the Scheduled Termination Date (unless such Letter of Credit is Cash Collateralized) and shall in no event exceed more than one year from the date of issuance, provided such Letter of Credit may provide for annual renewals subject to Issuing Bank consent thereto) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the Scheduled Termination Date which is Cash Collateralized for the benefit of the Issuing Bank shall be the sole responsibility of the Issuing Bank and the Issuing Bank shall be solely entitled to the benefits of such Cash Collateral. The Issuing Bank shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Indemnity/Reimbursement Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

2.3.2                                                                        Participations in Letters of Credit.

Concurrently with the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share (aggregating to 100% as among all such Lenders), in such Letter of Credit and the Borrower’s reimbursement obligations with respect thereto. Upon the incurrence of any reimbursement obligation under any Letter of Credit, the Borrower shall be deemed to have immediately requested that the Lenders make (i) a Revolving Loan which is a Base Rate Loan if such Letter of Credit was issued in US Dollars; or (ii) a Revolving Loan which is a Canadian Base Rate Loan if such Letter of Credit was issued in Canadian Dollars, each in a principal amount equal to such reimbursement obligations. The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, 12.2 or otherwise such Lender shall make available to the Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by the Administrative Agent to the Issuing Bank for the account of the Borrower in satisfaction of such reimbursement obligations. The Issuing Bank hereby agrees, upon request of the Administrative Agent, to deliver to the Administrative Agent or Lenders a list of all outstanding Letters of Credit issued by the Issuing Bank, together with such information related thereto as the Administrative Agent or any Lender may reasonably request.

2.3.3                                                                        Reimbursement and Other Obligations.

(a)                                  The Borrower hereby unconditionally and irrevocably agrees to reimburse the Issuing Bank for each payment or disbursement made by the Issuing Bank under any Letter of Credit honouring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. If any such amounts can not be reimbursed by the making of a Revolving Loan for any reason, any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Bank is reimbursed by any Borrower therefor, payable on demand, at a rate per annum equal to (i) the Base Rate from time to time in effect plus the Revolving Loan Base Rate Margin from time to time in effect if such Letter of Credit was issued in US Dollars; or (ii) the Canadian Base Rate from time to time plus the Revolving Loan Canadian Base Rate Margin from time to time in effect if such Letter of Credit was issued in Canadian Dollars, plus, beginning on the third Business Day after receipt of notice from the Issuing Bank of such payment or disbursement, 2%. The Issuing Bank shall notify the Borrower and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Bank to so notify the Borrower or the Administrative Agent shall not affect the rights of the Issuing Bank or the Lenders in any manner whatsoever.

(b)                                 The Borrower’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which the Issuing Bank has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding, for purposes hereof, the Issuing Bank) under or in connection with any Letter of Credit or any related matters, absent gross negligence or wilful misconduct, shall result in any liability of the Administrative Agent or any Lender to any Loan Party, or relieve any Loan Party of any of its obligations hereunder to any such Person.

(c)                                  Without limiting anything contained in this Agreement or in any other Loan Documents, and for greater certainty, the Borrower hereby agrees and covenants that with respect to any Letter of Credit, (i) the Administrative Agent is authorized to charge any accounts of the Borrower with respect to any amounts owed to the Issuing Bank in connection with any Letter of Credit including any amendment fees charged by the Issuing Bank, (ii) the Administrative Agent, the Issuing Bank and the Lenders shall not be in any way responsible for performance by any beneficiary under any Letter of Credit of its obligations to the Borrower, nor for the form, sufficiency, correctness, genuineness, authority of person signing, falsification or legal effect of any documents called for under any Letter of Credit if such documents on their face appear to be in order and the Issuing Bank is hereby authorized to pay or accept drafts, certificates any other instruments and documents as the case may be, signed by any representative of the beneficiary under any Letter of Credit such as a receiver, receiver and manager, administrator, executor or trustee and bankruptcy, (iii) all directions and correspondence relating to any Letter of Credit are to be sent at the risk of the Borrower and the Administrative Agent, the Issuing Bank and the Lenders do not assume any responsibility for any loss, interruption, error or delay in transmission or delivery by post, telegraph, cable or any other method of telecommunication, or for any inaccuracy of translation, (iv) any required import or export licences applicable to any Letter of Credit have been obtained by the Borrower and the Borrower is in compliance with foreign and domestic governmental regulations pertaining to the subject matter of any such Letter of Credit, (v) the shipment and financing of the goods described in any such Letter of Credit and any goods described in any Letter of Credit shall be adequately covered by insurance and the Administrative Agent and the Issuing Bank are hereby authorized to collect any amounts due and payable under any such insurance in accordance with the provisions of this Agreement,

(vi) the Administrative Agent and the Issuing Bank are hereby granted a security interest in all goods and documents in respect of or described under any Letter of Credit and shall be entitled to sell any such goods and documents in accordance with the provisions of this Agreement and the other Loan Documents, (vii) the Administrative Agent and the Issuing Bank shall not be responsible for any error, neglect or default of any of their respective correspondent banks, (viii) the Administrative Agent and the Issuing Bank are hereby authorized to act and rely upon any oral or written (whether delivered by hand or by telecopy or by other electronic means), request or notice believed in good faith to have been given by the Borrower to the Administrative Agent or the Issuing Bank, (ix) subject to law and customs and practice of the trade existing in the area where the beneficiary under any Letter of Credit is located, any Letter of Credit shall be subject to, and performance by the Issuing Bank, its respective correspondents, and the beneficiary thereunder shall be governed by the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publications No. 500 or by subsequent Congresses for the International Chamber of Commerce, (x) the Borrower shall pay the Administrative Agent and the Issuing Bank’s out-of-pocket legal fees and other out-of-pocket expenses incurred in any matter in connection with the enforcement or other dealing with any Letter of Credit, (xi) the Borrower shall advise the Issuing Bank at least five (5) days prior to the expiry date of any Letter of Credit whether such Letter of Credit is to be renewed, and in the absence of any instructions by the Borrower, such Letter of Credit will expire in accordance with its terms, and (xii) no Letter of Credit shall contain any automatic renewal provisions.

2.3.4                                                                        Funding by Lenders to Issuing Bank.

If the Issuing Bank makes any payment or disbursement under any Letter of Credit and (a) (i) a Revolving Loan may not be made in accordance with Section 2.3.2 and (ii) the Borrower has not reimbursed the Issuing Bank in full for such payment or disbursement by 11:00 A.M., Toronto time on the date of such payment or disbursement or (b) any reimbursement that was received by the Issuing Bank from the Borrower or any other Person on behalf of the Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Borrower, such other Person or otherwise, each Lender with a Revolving Commitment shall be obligated to pay to the Administrative Agent for the account of the Issuing Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share (aggregating to 100% as among all such Lenders of such payment or disbursement (but no such payment shall diminish the obligations of the Borrower under Section 2.3.3), and, upon notice from the Issuing Bank, the Administrative Agent shall promptly notify each Lender thereof. Each Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Bank’s account the amount of such Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Toronto time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Toronto time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuing Bank’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a)(i) for the first three days after demand, the Federal Funds Rate from time to time in effect and (ii) thereafter, the Base Rate from time to time in effect if such reimbursement obligation is to be made in US Dollars; or (b) the Canadian Base Rate if such reimbursement obligation is to be made in Canadian Dollars. Any Lender’s failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve the Borrower or any other Lender of its obligation hereunder to make available to the Administrative Agent, the Borrower’s or such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

2.4                                                                               Commitments Several.

The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5                                                                               Certain Conditions.

Except with respect to the making of Loans in Sections 2.3.2 and 2.3.4 of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Bank shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists or would result therefrom.

2.6                                                                               [INTENTIONALLY DELETED]

ARTICLE 3

EVIDENCING OF LOANS

3.1                                                                               Notes.

The Loans of each Lender shall be evidenced by a Note in the form set forth as Exhibit A (the “Revolving Loan Notes”). Each such Note shall have appropriate insertions and shall be payable to the order of such Lender in a face principal amount equal to such Lender’s Revolving Commitment. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by the Administrative Agent, which books and records shall be conclusively presumed correct absent manifest error.

3.2                                                                               Recordkeeping.

The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

ARTICLE 4

INTEREST

4.1                                                                               Interest Rates.

The Borrower hereby promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a)                                  at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the applicable Revolving Loan Base Rate Margin from time to time in effect;

(b)                                 at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the applicable Revolving Loan LIBOR Margin from time to time in effect; and

(c)                                  at all times while such Loan is a Canadian Base Rate Loan, at a rate per annum equal to the sum of the Canadian Base Rate from time to time in effect plus the applicable Revolving Loan Canadian Base Rate Margin from time to time in effect;

provided that any time an Event of Default exists, at the Required Lenders’ election, the interest rate applicable to each such Loan shall be increased by 2% and provided, further, that any such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.1 or 13.1.4, such increase shall occur automatically.

4.2                                                                               Interest Payment Dates.

Accrued interest on each Base Rate Loan and Canadian Base Rate Loan shall be payable in arrears on the last day of each calendar month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan, upon a prepayment of such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three (3) months, on the three-month anniversary of the first day of such Interest Period), and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3                                                                               Setting and Notice of LIBOR Rates.

The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Borrower and each applicable Lender. Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.

4.4                                                                               Computation of Interest.

Interest hereunder shall be determined daily, and calculated monthly not in advance and (in the case of LIBOR Rate Loans) at the end of any applicable Interest Period, both before and after default and judgment. In the case of Base Rate Loans and LIBOR Rate Loans, interest shall be computed on the actual number of days elapsed over a year consisting of three hundred and sixty (360) days. In the case of Canadian Base Rate Loans, interest shall be computed on the actual number of days elapsed over a year consisting of three hundred and sixty-five (365) days. For the purpose of the Interest Act (Canada) only, the yearly rate of interest to which any rate for a period less than a year is equivalent is such rate, divided by the number of days in such period, and multiplied by the actual number of days in the year. The applicable interest rate for each Base Rate Loan or Canadian Base Rate Loan shall change simultaneously with each change in the Base Rate or Canadian Base Rate, as the case may be.

4.5                                                                               Maximum Interest

It is the intent of the parties that the rate of interest and other charges to the Borrower under this Agreement and the other Loan Documents shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final non-appealable determination, to exceed the limit which the Administrative Agent and the Lenders may lawfully charge the Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to the Borrower.

ARTICLE 5

FEES

5.1                                                                               Non-Use Fee.

The Borrower hereby agrees to pay to the Administrative Agent, for the account of each Lender, a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the daily average of the unused amount of the Maximum Revolving Commitment. For purposes of calculating usage under this Section 5.1, the Maximum Revolving Commitment shall be deemed used to the extent of Revolving Outstandings. Such non-use fee shall be payable in arrears on the last day of each calendar month and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of three hundred and sixty (360) days.

5.2                                                                               Letter of Credit Fees.

(a)                                  The Borrower hereby agrees to pay to the Administrative Agent, for the account of each Lender, a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of three hundred and sixty (360) days); provided that, upon the election of Required Lenders (or automatically upon the occurrence of an Event of Default under Section 13.1.1 or 13.1.4), the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar month and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b)                                 In addition, with respect to each Letter of Credit, the Borrower hereby agrees to pay to the Issuing Bank, for its own account, (i) such fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations, and (ii) letter of credit fronting fee in the amount and at the time agreed to by the Borrower and the Issuing Bank.

5.3                                                                               Administrative Agent’s Fees.

The Borrower hereby agrees to pay to the Administrative Agent such agent’s fees as are set forth in the Agent Fee Letter.

5.4                                                                               Termination Fee.

In the event that the Termination Date shall occur at any time prior to the first year anniversary of the Closing Date for any reason whatsoever, the Borrower hereby agrees to pay to the Administrative Agent, for the ratable benefit of each of the Lenders, a termination fee (the “Termination Fee”) equal to one percent (1.00%) of the highest Maximum Revolving Commitment that had been in effect at any time prior to such termination. For clarification purposes, it is herby acknowledged that no Termination Fee shall be due as a result of Revolving Outstandings being reduced to zero from time to time.

ARTICLE 6

REDUCTION, TERMINATION AND INCREASES OF THE REVOLVING COMMITMENT LIMIT AND THE REVOLVING COMMITMENT; PREPAYMENTS

6.1                                                                               Reduction, Termination and Increases of the Revolving Commitment.

6.1.1                                                                        Voluntary Reduction or Termination of the Revolving Commitment.

The Borrower may from time to time on at least three Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment Limit to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than US$500,000 or a higher integral multiple of US$500,000 thereof and such reduction shall be applied Pro Rata as a reduction to each Lender’s Revolving Commitment such that the sum of such Revolving Commitments equal the Revolving Commitment Limit. Concurrently with any reduction of the Revolving Commitment Limit to zero, the Termination Date shall be deemed to have occurred, and the Borrower shall be required to repay all Obligations and shall terminate or Cash Collateralize all outstanding Letters of Credit. Any such termination of the Revolving Commitment Limit occurring on or prior to the first year anniversary of the Closing Date shall be accompanied by the Termination Fee required pursuant to Section 5.4.

6.1.2                                                                        Increases in Revolving Commitment Limit.

Upon the Borrower’s request made at any time (i) prior to the Scheduled Termination Date and (ii) that any existing Lender has agreed to increase its Revolving Commitment or any other financial institution meeting the requirements of an Eligible Assignee and approved by the Borrower and the Administrative Agent has become a party hereto as a Lender and has agreed to accept an additional Revolving Commitment (in each case, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent), then, provided that no Unmatured Event of Default or Event of Default then exists and is continuing and without the consent of any other Lender or the Issuing Bank, the Revolving Commitment Limit shall be increased by the amount of the additional or supplemental Revolving Commitments of such Lender(s); provided that the Revolving Commitment Limit may not be increased to an amount in excess of US$15,000,000 or the Canadian Dollar Equivalent Amount thereof without the prior written consent of all Lenders, the Issuing Bank and the Administrative Agent. Upon the increase in the Revolving Commitment Limit, the Pro Rata Shares of each Lender in respect of the Revolving Commitment shall be adjusted automatically to reflect such new or supplemental Revolving Commitment. Any such increase in the Revolving Credit Limit shall be conditioned on the payment of the applicable fees set forth in the Agent Fee Letter.

6.1.3                                                                        All Reductions of the Revolving Commitment.

All reductions of the Revolving Commitment shall reduce the Revolving Commitment Limit and shall reduce the Revolving Commitments ratably among the Lenders according to their respective Pro Rata Shares (as defined under clause (a) thereof).

6.2                                                                               Prepayments.

6.2.1                                                                        Voluntary Prepayments. Revolving Loans.

Revolving Loans may be prepaid at any time and, subject to the terms and conditions hereof, reborrowed. Any such prepayment shall be applied first to accrued but unpaid interest owing on the Revolving Loans.

(a)                                  [INTENTIONALLY DELETED]

(b)                                 [INTENTIONALLY DELETED]

6.2.2                                                                        Mandatory Prepayments.

(a)                                  The Borrower shall make a prepayment of the Obligations until paid in full upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts, which amounts shall be applied in accordance with this Section 6.2.2 and Section 6.3 as follows (such proceeds being the “Designated Proceeds”):

(i)                                     Subject to Section 10.3.2, concurrently with the receipt by the Borrower or any other Loan party (other than the Company) of any Net Cash Proceeds from any Asset Disposition (or financing or refinancing of any Obligations with Debt permitted under Section 11.1(b)), in an amount equal to 100% of such Net Cash Proceeds therefrom, which amounts shall be applied (1) first, to the Revolving Outstandings until paid in full (including delivery to the Administrative Agent of Cash Collateral for all outstanding Letters of Credit), (2) second, against all Bank Products Obligations and Specified Hedging Obligations due and owing to any Lender or its Affiliates, pro-rata, until paid in full, (3) third, to all other Obligations owing to any Lender and the Administrative Agent and payable pursuant to any Loan Documents, pro rata, until paid in full, and (4) fourth, any amounts remaining thereafter, shall be delivered to the Borrower; and

(ii)                                  Within three (3) Business Days after its receipt by the Borrower or any other Loan party (other than the Company) of any Net Cash Proceeds from any issuance of Capital Securities of the Borrower (excluding (x) any issuance of Capital Securities to employees or directors of the Borrower with respect to their compensation or benefits, whether pursuant to a formal stock and/or option plan, benefit program or otherwise and (y) any such issuance by a Subsidiary to the Company) or the issuance of any Debt of the Borrower (excluding Debt permitted by clauses (a) - (m) of Section 11.1), in an amount equal to 100% of such Net Cash Proceeds therefrom, which amounts shall be applied as set forth in clause (i) immediately above.

Nothing in this Section 6.2.2(a) shall be deemed to authorize any Asset Disposition or the sale or issuance of any Capital Securities or Debt not otherwise permitted hereunder.

(b)                                 In addition to the payments required pursuant to clause (a) immediately above, from and after the giving of any Notice of Control directing collections of Accounts to the Agent Account (unless and until such Notice of Control is rescinded in accordance with the provisions of Section 10.11), the outstanding principal balance of the Revolving Loans shall be repaid daily from available funds in the Agent Account as determined in accordance with Section 7.1.1 and Section 10.11 hereof. In addition, subject to Section 2.1.1(b) and without limiting any of the other rights and remedies of the Administrative Agent and the Lenders in respect thereof, if on any day the Revolving Outstandings exceeds the Revolving Loan Availability on such day (provided that the Administrative Agent shall have provided written or electronic notice to the Borrower of such excess), the Borrower shall immediately prepay the Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess or violation.

(c)                                  Nothing in this Section 6.2.2 shall be deemed to authorize the taking of any action by the Borrower which is not otherwise permitted hereunder.

6.3                                                                               Manner of Prepayments.

Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be made in the currency in which such Loans have been borrowed and shall be applied, (i) in the event that such payments are denominated in US Dollars first, to repay outstanding Base Rate Loans, if any, then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities; and (ii) in the event such payments are denominated in Canadian Dollars, to repay outstanding Canadian Base Rate Loans.

6.4                                                                               Repayments.

6.4.1                                                                        All Obligations.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ALL OBLIGATIONS (OTHER THAN UNASSERTED CONTINGENT AND INDEMNIFICATION OBLIGATIONS) SHALL BE AND BECOME IMMEDIATELY DUE AND PAYABLE AND ALL LETTERS OF CREDIT SHALL IMMEDIATELY BE REQUIRED TO BE TERMINATED OR CASH COLLATERALIZED UPON THE OCCURRENCE OF THE TERMINATION DATE FOR ANY REASON WHATSOEVER.

6.4.2                                                                        Revolving Loans.

The Revolving Loans of each Lender shall be paid in full and the Revolving Commitment shall terminate on the Termination Date.

ARTICLE 7

MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES

7.1                                                                               Making of Payments.

7.1.1                                                                        Manner of Payment; Application of Payment.

All payments of principal or interest on the Notes, and of all fees, shall be made by the Borrower to the Administrative Agent in immediately available funds into an account at the office specified by the Administrative Agent (the “Agent Account”) not later than 1:00 p.m., Toronto time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. For purposes of determining Revolving Loan Availability for borrowing purposes, the Administrative Agent shall, immediately upon its receipt thereof in the Agent Account, credit any items of payment or proceeds of any Collateral to be applied against the Obligations in accordance with the terms hereof, in such order as is specified in this Agreement, subject to actual collection. The Administrative Agent shall remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender entitled thereto in the manner and at the times set forth in Section 7.1.3 below. All payments shall be made by the Borrower directly to the Administrative Agent without setoff, counterclaim, deduction, withholding or other defense and Loans that are Canadian Base Rate Loans shall only be denominated in Canadian Dollars and Loans that are US Base Rate Loans or LIBOR Loans shall only be denominated in US Dollars and any such Loan denominated in any such currency shall be repayable, and all interest and fees in respect thereof or in connection therewith shall accrue and be payable, in the like currencies. Whenever it shall become necessary to convert a similar payment hereunder from one currency to another, unless otherwise specifically provided, the rate of exchange used by the Administrative Agent shall be the Administrative Agent’s Spot Rate of exchange in the interbank market where its foreign currency exchange operations in respect of such currency to be converted are then being conducted.

7.1.2                                                                        Payment Authorization.

The Borrower hereby authorizes the Administrative Agent, in its sole discretion, to charge any of the Borrower’s accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the other Loan Documents.

7.1.3                                                                        Settlement.

On a weekly basis (or more frequently if requested by the Administrative Agent (a “Settlement Date”), the Administrative Agent shall provide each Lender with a statement of the outstanding balance of the Obligations as of the end of the Business Day immediately preceding the Settlement Date (the “Pre-Settlement Determination Date”) and the current balance of the Loans funded by such Lender (whether made directly by such Lender to any Borrower or constituting a settlement by such Lender of a previous Disproportionate Advance made by the Administrative Agent on behalf of such Lender to the Borrower). If such statement discloses that such Lender’s current balance of the Loans as of the Pre-Settlement Determination Date exceeds such Lender’s Pro Rata Share of the applicable Obligations outstanding as of the Pre-Settlement Determination Date, then the Administrative Agent shall, on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender’s instructions, and if such statement discloses that such Lender’s current balance of the Loans as of the Pre-Settlement Determination Date is less than such Lender’s Pro Rata Share of the applicable Obligations outstanding as of the Pre-Settlement Determination Date, then such Lender shall, on the Settlement Date, transfer, by wire transfer the net amount due to the Administrative Agent in accordance with the Administrative Agent’s instructions. In addition, payments actually received by the Administrative Agent with respect to the following items shall be distributed by the Administrative Agent to the Lenders as follows:

(a)                                  Within one (1) Business Day of receipt thereof by the Administrative Agent, payments to be applied to interest on the Loans shall be paid to each Lender in proportion to its Pro Rata Share of the Loans in respect of which such interest is being paid, subject to any adjustments for any Disproportionate Advances as provided in Section 2.2.2, so that the Administrative Agent shall receive interest on the Disproportion Advances and each Lender shall only receive interest on the amount of funds actually advanced by such Lender;

(b)                                 Within one (1) Business Day of receipt thereof by the Administrative Agent, payments to be applied to the Non-Use Fee as provided in Section 5.1 shall be paid to each Lender in proportion to its Pro Rata Share of the daily average of the unused amount of the Revolving Commitment; and

(c)                                  Within one (1) Business Day of receipt thereof by the Administrative Agent, payments to be applied to the letter of credit fee for each Letter of Credit as provided in Section 5.2 shall be paid to each Lender in proportion to its Pro Rata Share of the undrawn amount of such Letter of Credit.

Notwithstanding the foregoing, the Administrative Agent shall not be obligated to transfer to any Defaulting Lender any payment made by the Borrower to the Administrative Agent, nor shall such Defaulting Lender be entitled to share any interest, fees or other payment hereunder, until payment is made by such Defaulting Lender to the Administrative Agent as required in this Agreement.

7.2                                                                               Application of Certain Payments.

So long as no Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied as the Administrative Agent shall determine in its reasonable discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3                                                                               Due Date Extension.

If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4                                                                               Setoff.

The Borrower agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Borrower agrees that at any time any Event of Default exists and is continuing, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Administrative Agent or such Lender.

7.5                                                                               Proration of Payments.

If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan (but excluding (i) any payment pursuant to Section 8.7 or 15.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of those payments and other recoveries obtained by all other applicable Lenders on account of principal of and interest on the respective Loans (or such participation) then held by them, then such Lender shall purchase from the other applicable Lenders such participations in the respective affected Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6                                                                               Taxes.

(a)                                  Except as expressly otherwise provided in this Section 7.6, all payments made by each Loan Party hereunder or under any Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person

(i)                                     shall be made without setoff, counterclaim, or other defense and

(ii)                                  shall be made by each Loan Party free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)                                 If any Loan Party makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, such Loan Party shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders, the Issuing Bank or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent any Loan Party withholds any Taxes on payments hereunder or under any Loan Document, such Loan Party shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within thirty (30) days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c)                                  If any Lender, the Issuing Bank or the Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender, the Issuing Bank or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Borrower hereby agrees to indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any Taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender, the Issuing Bank or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d)                                 Notwithstanding anything to the contrary in this Agreement, no Loan Party shall be required to indemnify or pay any additional amounts in respect of Canadian withholding tax imposed under Part XIII of the Income Tax Act (Canada) applicable to any amount payable with respect to any of the Obligations to any recipient thereof that is not a Canadian Resident, provided however that the Loan Parties shall be obligated to indemnify and pay any such additional amounts in respect of Canadian withholding tax in the event that: (i) any such Loans were assigned, participated or transferred to such recipient at the request or upon the consent of the Borrower, or (ii) any such Loans were assigned, participated or transferred upon the occurrence and during the continuance of an Event of Default.

(e)                                  Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Borrower pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date the Administrative Agent makes written demand therefor.

ARTICLE 8

INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS

8.1                                                                               Increased Costs.

(a)                                  If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (but excluding any reserve included in the determination of the LIBOR Rate pursuant to the definition thereof or Article 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Notes or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Notes with respect thereto (other than any such increased cost or reduction on account of taxes of any kind, including Excluded Taxes and Taxes, as to which Section 7.6 shall govern), then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Borrower hereby agrees to pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred and eighty (180) days prior to the date on which such Lender first made demand therefor.

(b)                                 If any Lender or the Issuing Bank shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or the Issuing Bank, or any Person controlling such Lender or the Issuing Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s, the Issuing Bank’s or such controlling Person’s capital as a consequence of such Person’s obligations hereunder or under any Letter of Credit to a level below that which such Lender, or the Issuing Bank or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s, or the Issuing Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender, or the Issuing Bank or such controlling Person to be material, then from time to time, upon demand by such Lender or the Issuing Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Borrower hereby agrees to pay to such Lender or the Issuing Bank, as applicable, such additional amount as will compensate such Lender, or the Issuing Bank, or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is one hundred and eighty (180) days prior to the date on which such Lender or the Issuing Bank, as applicable, first made demand therefor.

8.2                                                                               Basis for Determining Interest Rate Inadequate or Unfair.

If:

(a)                                  the Administrative Agent reasonably determines (which determination shall be binding and conclusive on each Borrower) absent manifest error that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b)                                 the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for the relevant Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) in the case of the Lenders, no such Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

8.3                                                                               Changes in Law Rendering LIBOR Loans Unlawful.

If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) no Lender shall have any obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by such Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4                                                                               Funding Losses.

The Borrower hereby agrees that upon written demand by any Lender (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Borrower will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Borrower to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all such notices to the Administrative Agent pursuant to this Agreement shall be deemed irrevocable.

8.5                                                                               Right of Lenders to Fund through Other Offices.

Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6                                                                               Discretion of Lenders as to Manner of Funding.

Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7                                                                               Mitigation of Circumstances; Replacement of Lenders.

(a)                                  Each Lender or the Issuing Bank, as applicable, shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge which will or is likely to result in, and will use reasonable commercial efforts available to it (other than the taking of such action which, in such Lender’s or the Issuing Bank’s sole judgment, imposes any expense upon or is otherwise disadvantageous to such Lender or the Issuing Bank, as applicable) to mitigate or avoid, (i) any obligation by the Borrower to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Lender or the Issuing Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender or the Issuing Bank, as applicable, shall promptly so notify the Borrower and the Administrative Agent); provided that, the failure by any Lender to provide any prospective notice to any such possible event shall not reduce or diminish such Lender’s remedies or the Borrower’s or any other Loan Parties’ Obligations hereunder. Without limiting the foregoing, each Lender or the Issuing Bank, as applicable, will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, impose aggregate expenses in excess of US$1,000 or the Canadian Dollar Equivalent Amount thereof on such Lender or be otherwise disadvantageous to such Lender.

(b)                                 If the Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, or any Defaulting Lender pursuant to Section 2.1.1(c) does not make payment to the Administrative Agent of such amounts giving rise to its becoming a Defaulting Lender within fifteen (15) days of the date such payment is required under this Agreement, the Borrower may designate another bank which is acceptable to the Administrative Agent and the Issuing Bank in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8                                                                               Conclusiveness of Statements; Survival of Provisions.

Determinations and statements of any Lender or the Issuing Bank pursuant to Section 7.6, 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders and the Issuing Bank may use reasonable averaging and attribution methods in determining compensation under Sections 7.6, 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations (other than unasserted contingent indemnification obligations), cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Lenders and the Issuing Bank to enter into this Agreement and to induce the Issuing Bank to issue Letters of Credit and the Lenders to make Loans and to participate in Letters of Credit hereunder, the Borrower and each other Loan Party hereby jointly and severally represent and warrant to the Administrative Agent, the Lenders and the Issuing Bank that:

9.1                                                                               Organization.

The Borrower and each other Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization and each is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have or could not reasonably be expected to have a Material Adverse Effect.

9.2                                                                               Authorization; No Conflict.

The Borrower and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party and is duly authorized to borrow monies hereunder is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Borrower and each other Loan Party of each Loan Document to which it is a party, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect, except such as would not have and reasonably could not be expected to have a Material Adverse Effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of the Borrower and each other Loan Party or (iii) any material agreement, indenture, instrument or other material document, or any judgment, order or decree, which is binding upon the Borrower and each other Loan Party or any of its respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of the Borrower (other than Permitted Liens and Liens in favour of the Administrative Agent created pursuant to the Collateral Documents).

9.3                                                                               Validity and Binding Nature.

Each of this Agreement and each other Loan Document to which the Borrower and each other Loan Party is a party is the legal, valid and binding obligation of the Borrower and each other Loan Party, enforceable against the Borrower and each other Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity regardless of whether considered in a proceeding in equity or law.

9.4                                                                               Financial Condition.

The audited consolidated financial statements of the Company and its Subsidiaries for Fiscal Years 2002, 2003 and 2004 and the unaudited consolidated financial statements of the Company and its Subsidiaries as at the fiscal months and Fiscal Quarters ended after Fiscal Year 2004, copies of each of which have been delivered to the Administrative Agent, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

9.5                                                                               No Material Adverse Change.

Since December 31, 2004, no event or circumstance exists and/or has occurred that has had or could reasonably be expected to have, either alone or in conjunction with any other circumstances, events or occurrences, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; it being agreed, however, that the results of operations of the Company and its Subsidiaries for the quarter ended March 31, 2005, as reported on its Form 10-Q filed with the SEC on or about May 10, 2005 shall not, in and of themselves, be deemed a Material Adverse Effect.

9.6                                                                               Litigation and Contingent Liabilities.

No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Borrower’s knowledge, threatened against the Borrower or any other Loan Party (other than the Company) which has had or could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation or proceedings, or as otherwise listed on Schedule 9.6 or permitted by Section 11.1, the Borrower does not have any material Contingent Liabilities.

9.7                                                                               Ownership of Properties; Liens.

The Borrower owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights) material to its business, free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) other than Permitted Liens and other charges or claims which would not have or could not reasonably be expected to have a Material Adverse Effect.

9.8                                                                               Equity Ownership; Subsidiaries.

All issued and outstanding Capital Securities of the Borrower are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favour of the US Agent, and such securities were issued in compliance with all applicable provincial and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Capital Securities of the Borrower as of the Closing Date. All of the issued and outstanding Capital Securities of the Borrower are owned as set forth on Schedule 9.8 as of the Closing Date. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Borrower.

9.9                                                                               Plans.

To the Borrower’s knowledge, all Plans of or under which the Borrower or any other Loan Party (other than the Company) is a participating employer are registered under, and in compliance in all material respects with, all requirements of law, all payments, reports, returns and filings required to be made thereunder have been made, and there is no obligation on the part of the Borrower or any other Loan Party (other than the Company) under any such Plan that is in arrears. All such Plans have been administered in accordance with their terms and provisions of applicable law except where failure to do so would or could reasonably not be expected to have a Material Adverse Effect. In respect of Plans which are registered pension plans within the meaning of the Income Tax Act (Canada), there has been no partial wind-ups of Plans, no unauthorized merger of such Plans, no unauthorized withdrawal of funds from such Plans and no improper contribution holidays taken in respect of such Plans which would or could be reasonably expected to have a Material Adverse Effect. The most recent actuarial evaluation report filed with the applicable governmental authorities, if applicable, for each such Plan did not disclose any going concern unfunded actuarial liability, past service unfunded actuarial liability or solvency deficiency as at the date of such evaluation which, in each case, would or could reasonably be expected to have a Material Adverse Effect. Where applicable, all Plans are fully funded on both a going concern and solvency basis as at the Closing Date. Except as set forth on Schedule 9.9, the Borrower or any other Loan Party (other than the Company) does not sponsor, administer, maintain or contribute to any other Plans.

9.10                                                                        [INTENTIONALLY DELETED]

9.11                                                                        [INTENTIONALLY DELETED]

9.12                                                                        [INTENTIONALLY DELETED]

9.13                                                                        Taxes.

The Borrower and each other Loan Party has timely filed all federal, state and provincial income and all other material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and in respect of which no Lien has been filed against the assets of the Borrower or any other Loan Party. The Borrower and each other Loan Party have made adequate reserves on their books and records in accordance with GAAP for all federal, state and provincial income and all other material taxes that have accrued but which are not yet due and payable.

9.14                                                                        Solvency, etc.

On the Closing Date, both immediately before and after giving effect to the transactions contemplated hereby and by the other Loan Documents, and thereafter immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, the fair value of the assets of the Borrower, at a fair valuation, will exceed the debts and liabilities, as determined in accordance with GAAP, of the Borrower; the present fair saleable value of the assets of the Borrower will be greater than the amount that will be required to pay the probable liability of the Borrower on its debts and other liabilities as determined in accordance with GAAP, as such debts and other liabilities become absolute and matured; the Borrower will be able to pay its debts and liabilities, as determined in accordance with GAAP, as such debts and liabilities become absolute and matured; and the Borrower will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date thereof. The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, on a consolidated basis, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of their Debt or the Debt of such Subsidiaries.

9.15                                                                        Environmental Matters.

The on-going operations of the Borrower and each Loan Party (other than the Company) comply in all respects with all Environmental Laws, except such non-compliance which has not had and could not (if enforced in accordance with applicable law) reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. The Borrower and each Loan Party (other than the Company) have obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law for their respective ordinary course operations, and for their reasonably anticipated future operations, and the Borrower and each Loan Party (other than the Company) are in compliance with all terms and conditions thereof, except where the failure to do so has not had and could not reasonably be expected to result in material liability to the Borrower and each Loan Party (other than the Company) and has not had and could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 9.15, neither the Borrower nor any other Loan Parties (other than the Company) nor any of their properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any federal, provincial, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance any of which has had or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of the Borrower or any other Loan Parties (other than the Company) that has had or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. Neither the Borrower nor any other Loan Parties (other than the Company) has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances any of which has had or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

9.16                                                                        Insurance.

Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Borrower and of the Company (to the extent any such insurance program of the Company extends to the Borrower) as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving the Borrower). The Borrower and each other Loan Parties (other than the Company) and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of such parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower and/or other Loan Parties (other than the Company) operate.

9.17                                                                        Real Property.

Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by the Borrower, together with, in the case of leased property, the name and mailing address of the lessor of such property.

9.18                                                                        Information.

None of representations or warranties made by the Borrower or any other Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any other Loan Party in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by the Borrower or any other Loan Party to the Administrative Agent prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered. It being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided in respect of the Company, the Borrower or any other Loan Party are subject to uncertainties and contingencies, are based on good faith estimates and assumptions believed by the Company, the Borrower or other Loan Parties to be reasonable as of the date of the applicable projections or forecasts and upon the best information then reasonably available to the Company, the Borrower and the Loan Parties and that actual results during the period or periods covered by any such projections and forecasts may differ materially from projected or forecasted results; provided however that if, during the period or periods covered by any such projections and forecasts, management of the Company, the Borrower or any other Loan Party determines that the projections and forecasts no longer accurately reflect in any material respect the projected financial results for such period or periods, as the case may be a Senior Officer shall, as soon as is reasonably practicable, provide to the Administrative Agent revised projections and forecasts for such period or periods.

9.19                                                                        Intellectual Property.

The Borrower and each other Loan Parties own and possess or have a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of such parties as currently conducted except for the failure to so own or license which would not have or could not reasonably be expected to have a Material Adverse Effect, as applicable, without any infringement upon rights of others which would have or could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 9.19, or with respect to any such licensing or distribution agreements entered into after the date hereof, as otherwise disclosed to the Administrative Agent promptly after its written request (including by way of updating and replacing such Schedule), the Borrower or any other Loan Parties is not party to any licensing agreement or distribution agreement relating to any Inventory which contains any restrictions or prohibitions on the Administrative Agent (or its agents) from selling or disposing such Inventory on substantially the same terms as the Borrower or any other Loan Parties to such license agreement or distribution agreement or which contains a right in favour of the licensor or distributor to repurchase such Inventory (other than for non-payment of invoices related to the purchase by the Borrower or any other Loan Parties thereof).

9.20                                                                        Burdensome Obligations.

The Borrower and any other Loan Parties are not a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

9.21                                                                        Labour Matters.

Except as set forth on Schedule 9.21, the Borrower and any other Loan Parties (other than the Company) are not subject to any labour or collective bargaining agreement. Except as set forth on Schedule 9.21, there are no existing or, to the knowledge of the Borrower, threatened strikes, lockouts or other labour disputes involving the Borrower or any other Loan Parties (other than the Company). Hours worked by and payment made to employees of the Borrower or any other Loan Parties (other than the Company) are not in violation in any material respect of applicable law, rule or regulation dealing with such matters.

9.22                                                                        No Default.

No Event of Default or Unmatured Event of Default exists or would result from the execution, delivery or performance hereof or of the other Loan Documents, including as a result of the incurrence by the Borrower or any other Loan Parties of any Debt hereunder or under any other Loan Document.

9.23                                                                        [INTENTIONALLY DELETED]

9.24                                                                        Subordinated Debt.

All Obligations constitute senior Debt entitled to the priority and benefits of any subordination provisions contained in any agreements relating to any other Debt of the Borrower. The Borrower acknowledges that the Administrative Agent, each Lender and the Issuing Bank are entering into this Agreement and are extending the Commitments and making the Loans in reliance upon any such provisions and this Section 9.24.

9.25                                                                        Eligible Accounts and Eligible Inventory.

All Accounts and Inventory represented by the Borrower at any time as being eligible for lending purposes hereunder including, upon each borrowing hereunder, shall constitute Eligible Accounts and Eligible Inventory, respectively.

9.26                                                                        Other Debt.

Except as otherwise set forth on Schedule 9.26 or permitted pursuant to Section 11.1, the Borrower or any other Loan Party (other than the Company) is not now obligated for any Debt other than the Obligations.

9.27                                                                        [INTENTIONALLY DELETED]

9.28                                                                        Bank Accounts

Except as otherwise disclosed on Schedule 9.28, all deposit accounts and operating bank accounts of the Borrower are either maintained with LaSalle or are the subject of a Blocked Account agreement, in form and substance satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the bank at which account is maintained.

ARTICLE 10

AFFIRMATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations (other than unasserted contingent and indemnification obligations) hereunder and under the other Loan Documents are paid in full in cash and all Letters of Credit have been terminated (or Cash Collateralized), the Borrower and each other Loan Party agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1                                                                        Reports, Certificates and Other Information.

Deliver to the Administrative Agent:

10.1.1                                                                  Annual Report.

Promptly when available and in any event within ninety (90) days after the close of each Fiscal Year (or such earlier or later date as Form 10-Ks are required to be filed with the SEC taking into account any extension granted by the SEC, provided the Borrower gives the Administrative Agent prompt written notice of such extension): (a) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Borrower and any other Loan Parties were not in compliance with any provision of Section 11.13 of the US Credit Agreement of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Borrower and any other Loan Parties were not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year; and (b) a consolidating balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for the Company and its Subsidiaries for such Fiscal Year, in each case, prepared in accordance with GAAP (other than with respect to the absence of footnotes) certified by the Chief Financial Officer as fairly and accurately presenting in all material respects the financial condition and results of such entities as at the date and for the period covered; provided that to the extent the Company’s annual report on Form 10-K shall satisfy the requirements of this Section 10.1.1, the Administrative Agent will accept such Form 10-K in lieu of such item.

10.1.2                                                                  Interim Reports.

(a)                                  Promptly when available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or such earlier or later date as Form 10-Qs are required to be filed by the SEC taking into account any extension granted by the SEC, provided the Borrower gives the Administrative Agent prompt written notice of such extension), unaudited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Quarter, including therein consolidated balance sheets and statements of earnings and cash flows as of the end of such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, in each case, prepared in accordance with GAAP, consistently applied and certified by the Chief Financial Officer as fairly presenting in all material respects the financial condition of the Company and its Subsidiaries as at the date thereof, together with (i) a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year and (ii) a consolidating balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Quarter and consolidating statement of earnings and cash flows for the Company and its Subsidiaries for such Fiscal Quarter, in each case, prepared in accordance with GAAP (other than with respect to the absence of footnotes and normal year end audit adjustments) certified by the Chief Financial Officer as fairly presenting in all material respects the financial condition of such entities as at the date and for the period covered; and

(b)                                 Promptly when available and in any event within thirty (30) days after the end of each fiscal month of the Company (other than the end of a fiscal month which is also a Fiscal

Quarter or Fiscal Year end), unaudited consolidated financial statements of the Company and its Subsidiaries for such fiscal month, including therein consolidated balance sheets and statements of earnings and cash flows as of the end of such fiscal month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such fiscal month, in each case, prepared in accordance with GAAP, consistently applied and certified by the Chief Financial Officer as fairly presenting in all material respects the financial condition of the Company and its Subsidiaries as at the date thereof, together with (i) a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year and (ii) a consolidating balance sheet of the Company and its Subsidiaries as of the end of such month and consolidating statement of earnings and cash flows for the Company and its Subsidiaries for such month, in each case, prepared in accordance with GAAP (other than with respect to the absence of footnotes and normal year-end audit adjustments) certified by the Chief Financial Officer as fairly presenting in all material respects the financial condition of such entities as at the date and for the period covered; provided that to the extent that the Company’s quarterly report on Form 10-Q shall satisfy the requirement of this Section 10.1.2, the Administrative Agent will accept such Form 10-Q in lieu of such item.

10.1.3                                                                  Compliance Certificates.

Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2(a), a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the Chief Financial Officer containing (i) if required pursuant to the terms hereof, a computation of each of the financial ratios and restrictions set forth in Section 11.13 of the US Credit Agreement and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, taken or being taken to cure it and (ii) a written statement of the Company’s management setting forth a discussion of the financial condition of the Company and its Subsidiaries and any material changes in their financial condition and/or results of operations; provided that, with respect to this clause (ii), to the extent that the Company’s quarterly report on Form 10-Q or annual report on Form 10-K shall satisfy the requirements of this Section 10.1.3, the Administrative Agent will accept such Form 10-Q or Form 10-K, as applicable, in lieu of such item.

10.1.4                                                                  Reports to the SEC and to Shareholders.

Promptly upon the filing or sending thereof, without duplication, copies of all regular, periodic or special reports, if any, of the Borrower or any other Loan Party filed with the SEC; copies of all registration statements of the Borrower or any other Loan Party or Subsidiary filed with the SEC (other than on Form S-8), if any; and copies of all proxy statements or other communications made to security holders generally.

10.1.5                                                                  Notice of Default and Litigation

Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrower or any other Loan Party with respect thereto:

(a)                                  the occurrence of an Event of Default or an Unmatured Event of Default hereunder or the occurrence of an Event of Default or an Unmatured Event of Default (as each such term is defined in the US Credit Agreement) under the US Credit Agreement;

(b)                                 any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower or any other Loan Party to the Administrative Agent which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any other Loan Party or to which any of the properties of any thereof is subject which would have or could reasonably be expected to have a Material Adverse Effect;

(c)                                  the institution of any steps to terminate any Plan, or the failure to make a required contribution to any Plan;

(d)                                 any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which would have or could reasonably be expected to have a Material Adverse Effect; or

(e)                                  any cancellation, material change or any increase in the deductible in any insurance policy or coverage maintained by the Borrower or any other Loan Party.

10.1.6                                                                  Borrowing Base Certificates, Schedules and Reports

By the thirteenth (13th) Business Day of each fiscal month for the immediately preceding month, a Borrowing Base Certificate executed by a Senior Officer of the Borrower (provided that (i) the Borrower may deliver a Borrowing Base Certificate more frequently if it chooses, (ii) after the occurrence and during the continuance of an Event of Default, the Administrative Agent may require the Borrower to deliver Borrowing Base Certificates more frequently upon its request and (iii) notwithstanding the foregoing, if Excess Revolving Loan Availability shall at any time be less than US$2,000,000, the Borrower shall be required to deliver Borrowing Base Certificates on a weekly basis (by no later than Wednesday of each week for the immediately preceding week) but only during such time as Excess Revolving Loan Availability is less than US$2,000,000. Upon the request by the Administrative Agent, the Borrower (at is sole expense) shall provide the Administrative Agent with full access to copies of the Borrower’s sales journals, cash receipts journals and credit memo journals for the relevant period and shall provide the Administrative Agent with such other additional information concerning Accounts and Inventory as may be reasonably requested by the Administrative Agent from time to time. Each Borrowing Base Certificate shall reflect the actual, aggregate Account balance and book Inventory balance as of such date.

10.1.7                                                                  Management Reports.

Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Company, the Borrower or any other Loan Party by its independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company and its Subsidiaries.

10.1.8                                                                  Projections.

As soon as practicable, and in any event not later than forty five (45) days after the commencement of each Fiscal Year (commencing with Fiscal Year 2006), financial projections for the Company and its Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Borrower to the Administrative Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of the Chief Financial Officer to the effect that (a) such projections were prepared by the Company and its Subsidiaries in good faith, (b) the Company and its Subsidiaries had a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions (it being recognized that any projections provided hereunder by the Company, the Borrower or any other Loan Party are subject to uncertainties and contingencies, are based on good faith estimates and assumptions believed by the Company, the Borrower or any other Loan Party to be reasonable as of the date of the applicable projections and upon the best information then reasonably available to the Company, the Borrower and the Loan Parties and that actual results during the period or periods covered by any such projections may differ materially from projected results; provided however, that if, during the period or periods covered by any such projections, management of the Company, the Borrower or any other Loan Party determines that the projections no longer accurately reflect in any material respect the projected financial results for such period or periods, as the case may be, the Borrower shall, as soon as practicable, provide to the Administrative Agent revised projections for such period or periods certified by the Chief Financial Officer.

10.1.9                                                                  Material Notices.

Promptly following receipt, copies of any notices of default, termination or acceleration or any other material notices received from any holder or trustee of, under or with respect to any other material agreement to which the Borrower or any other Loan Party is a party, including, without limitation, all notices received in connection with the US Credit Agreement.

10.1.10                                                            Asset Dispositions.

Promptly upon learning thereof, notice of any Asset Disposition.

10.1.11                                                            Other Information.

Promptly from time to time, such other information concerning the Borrower or any other Loan Parties (or any of them) as any Lender or the Administrative Agent may reasonably request.

10.1.12                                                            Deliveries under US Credit Agreement

To the extent that any notice, report, information, projection, certificate or other document or item required to be delivered to the Administrative Agent hereunder is also required to be, or otherwise is, delivered to the US Agent under the US Credit Agreement, the Borrower’s and each other Loan Party’s obligations hereunder in respect thereof shall be deemed to have been satisfied.

10.2                                                                        Books, Records, Inspections and Appraisals.

Keep its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit the Administrative Agent, any Lender or any representative thereof to inspect the properties and operations of the Borrower and the other Loan Parties during regular business hours and with reasonable prior notice (or any time without notice if an Event of Default exists); and permit, during regular business hours and with reasonable prior notice (or at any time without notice if an Event of Default exists), the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Borrower hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Borrower) photocopy extracts from any of its books or other records; and permit, during regular business hours and with reasonable prior notice (or at any time without notice if an Event of Default exists), the Administrative Agent and its representatives to inspect the Collateral and other tangible assets of the Borrower, to perform appraisals of the Collateral and real property of the

Borrower, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other Collateral. The Borrower shall be liable for all reasonable expenses of the Administrative Agent incurred in connection with such inspections, audits and appraisals including the reasonable fees and expenses of its representatives and/or agents (it being agreed that any Lender may accompany the Administrative Agent at its own expense); provided, however, that other than with respect, to audits, inspections and appraisals conducted at any time that an Event of Default exists, the Borrower shall not be required to reimburse the Administrative Agent for more than two (2) inspections and/or audits and more than two (2) appraisals in any Fiscal Year; it being acknowledged that a single inspection, audit and/or appraisal may entail visits to the multiple locations of books, records and assets of the Borrower; and it being further agreed that the costs for each inspection/audit shall not exceed US$35,000, in aggregate, and the costs for each appraisal shall not exceed US$20,000, in aggregate, in each case (and, in each case, inclusive of any such amounts expended in connection with audits or appraisals of the US Borrowers pursuant to the US Credit Agreement and the other US Loan Documents) plus reasonable out-of-pocket expenses and disbursements in connection with any such inspections, audits and appraisals.

10.3                                                                        Maintenance of Property; Insurance.

10.3.1                                                                  Obligation to Maintain Properties.

Keep all Collateral and all other property useful and necessary in the business of the Borrower and the other Loan Parties in good working order and condition, ordinary wear and tear excepted and shall make all necessary replacements of, and repairs to, the equipment so that the operating efficiency and the value thereof shall at all times be preserved and maintained.

10.3.2                                                                  Property Insurance.

Keep the Collateral and all other property insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision and such other risks as are customarily insured against by Persons engaged in businesses similar to that of the Borrower, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be reasonably satisfactory to the Administrative Agent. Copies of all such policies of insurance covering the property and operations of the Borrower have been and shall promptly hereafter be delivered to the Administrative Agent, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance reasonably acceptable to the Administrative Agent, showing loss under such insurance policies (other than losses with respect to properties subject to prior Permitted Liens of the type described in Section 11.2(d) in favour of Persons other than the Administrative Agent or the Lenders) payable to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders. Such endorsement, or an independent instrument furnished to the Administrative Agent, shall provide that the insurance company shall give the Administrative Agent at least thirty (30) days’ prior written notice before any such policy of insurance is altered or cancelled and that no act, whether wilful or negligent, or default of the Borrower or any other Person shall affect the right of the Administrative Agent to recover under such policy of insurance in case of loss or damage. In addition, the Borrower shall cause to be executed and delivered to the Administrative Agent an assignment of proceeds of its business interruption insurance policies. The Borrower hereby directs all insurers under all policies of property insurance to pay all proceeds payable thereunder directly to the Administrative Agent; provided that, so long as no Event of Default then exists or thereafter occurs, if the Borrower notifies the Administrative Agent within twenty (20) days after such casualty event that it intends to repair, rebuild or replace any such damaged or destroyed equipment or real property with other property of comparable quality, value and use within one hundred and eighty (180) days after any such casualty event, then the

Administrative Agent shall hold such proceeds received by it in a non-interest bearing account at LaSalle and, subject to its receipt of plans, specifications and budgets reasonably acceptable to it, will agree to disburse such proceeds as needed to effect such repair, reconstruction or replacement; it being agreed that (i) funds paid to and held by the Administrative Agent as aforesaid shall not be deemed to reduce the outstanding Obligations; and (ii) if such repairs, replacement or reconstruction have not been substantially completed with such one hundred and eighty (180) day period (or such earlier time as the Administrative Agent reasonably determines that such repair, replacement or reconstruction is no longer being diligently pursued), then Administrative Agent shall have the right to apply all such funds being held by it to the Obligations as provided therein. The Borrower irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as the Borrower’s true and lawful attorney (and agent-in-fact) for the purpose of, following the occurrence and during the continuance of an Event of Default, making, settling and adjusting claims under such policies of property and/or business interruption insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance.

10.3.3                                                                  Liability Insurance.

Maintain at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of the Borrower and the other Loan Parties with such companies and in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to the Administrative Agent and copies of all such policies have been and shall promptly hereafter be delivered to the Administrative Agent, together with evidence of payment of all premiums therefor; each such policy relating to the Borrower shall contain an endorsement showing the Administrative Agent as an additional insured thereunder and providing that the insurance company shall give the Administrative Agent at least thirty (30) days’ prior written notice before any such policy shall be altered or cancelled (or ten (10) days in the case of cancellation for non-payment of premiums).

10.3.4                                                                  Forced Place Coverage.

UNLESS THE BORROWER PROVIDES THE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, AND AFTER THE ADMINISTRATIVE AGENT’S WRITTEN DEMAND THEREFOR, THE ADMINISTRATIVE AGENT MAY (BUT SHALL HAVE NO OBLIGATION TO) PURCHASE INSURANCE AT THE BORROWER’S EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE BORROWER’S OR ANY OTHER LOAN PARTY’S INTERESTS. THE COVERAGE THAT THE ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST THE BORROWER IN CONNECTION WITH THE COLLATERAL. THE BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

10.4                                                                        Compliance with Laws; Payment of Taxes and Liabilities.

(a)                                  Comply in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply would not have or could not reasonably be expected to have a Material Adverse Effect;

(b)                                 Without limiting clause (a) above, comply in all material respects, with all applicable privacy legislation and anti-money laundering laws and regulations; and

(c)                                  Pay prior to delinquency, all federal, provincial and state income taxes and all other material taxes and other governmental charges against it or any Collateral, as well as claims of any kind which, if unpaid, could become a Lien (other than a Permitted Lien) on any of its property; provided that this clause (c) shall not require the Borrower to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any Collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

10.5                                                                        Maintenance of Existence, etc.

Maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing would not have or could not reasonably be expected to have a Material Adverse Effect).

10.6                                                                        Reserved.

10.7                                                                        Use of Proceeds.

The Borrower shall use the proceeds of the Loans, and the Letters of Credit, solely for working capital purposes, and for other general business purposes or as funds of the Borrower are otherwise permitted to be used by this Agreement.

10.8                                                                        Employee Benefit Plans.

Maintain each Plan and any other benefit and employee plans in substantial compliance with all applicable requirements of law and regulations.

10.9                                                                        Environmental Matters.

(a)                                  If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Borrower or any other Loan Party (other than the Company), the Borrower or such other Loan Party shall cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the material value of such real property or other assets. Without limiting the generality of the foregoing, the Borrower and any other Loan Party (other than the Company) shall comply with any federal, provincial or state judicial or administrative order requiring the performance at any real property of the Borrower or of any other Loan Party (other than the Company) of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower and each other Loan Party (other than the Company) shall, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating to its knowledge in compliance with Environmental Laws.

(b)                                 The Borrower and the other Loan Parties (other than the Company) shall promptly notify the Administrative Agent in writing upon learning there is or are in each case, which are reasonably likely to result in material liability to such party under applicable Environmental Law, (i) any Hazardous Substances other than those used by such parties or tenants under leases at any real property of the Borrower, its Subsidiaries or any other Loan Party (other than the Company) in the ordinary course of their businesses and in compliance with all Environmental Laws, present on such real property; (ii) any release of Hazardous Substances in, on, under, from or migrating towards such real property; (iii) any material non-compliance with Environmental Laws related in any way to such real property; (iv) any actual or reasonably likely liens and other encumbrances imposed pursuant to any Environmental Law; (v) any investigation or action or claim, whether threatened or pending, by any governmental agency or third party pertaining to the release of Hazardous Substances in, on, under, from, or migrating towards such real property; and (vi) any installation of wells, piping, or other equipment at such real property to investigate, remediate or otherwise address any release of Hazardous Substances at, on, in or in the vicinity of such real property.

10.10                                                                 New Subsidiaries.

If, after the Closing Date, the Borrower creates or acquires, either directly or indirectly, any Subsidiary in accordance with Section 11.4 or 11.15, it will upon such creation or acquisition thereof:

(a)                                  (x) cause such Subsidiary to become a Guarantor or a joint borrower hereunder; (y) cause such Subsidiary to execute and deliver to the Administrative Agent (1) a Joinder Agreement in the form of Exhibit G hereto, in its capacity as a Guarantor or joint borrower, as applicable and (2) any further documents, instruments or agreements as the Administrative Agent may reasonably require in order to grant the Administrative Agent a perfected first priority security interest (subject only to Permitted Liens) in substantially all of the assets of such Subsidiary; and

(b)                                 [INTENTIONALLY DELETED]

(c)                                  (i) deliver to the Administrative Agent (1) revised schedules to the Loan Documents reflecting the Borrower’s ownership interest in such Subsidiary and (2) the certificates, if any, representing the Capital Securities of such Subsidiary required to be pledged hereunder, together with undated stock powers and an irrevocable proxy (or equivalent instruments, as applicable), or if such interest is uncertificated, evidence of the registration of the Administrative Agent’s lien on and security interest in such interest on the books and records of such entity and (ii) execute and deliver all such other instruments, documents and agreements and take such other actions, the Administrative Agent may reasonably request or require to fully evidence and consummate the transactions contemplated in clause (a) above and to ensure the enforceability, perfection and first-priority (subject only to Permitted Liens) of the interests and undertakings thereunder, including, without limitation, (i) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, (ii) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession and (iii) legal opinions in form and substance and from such counsel reasonably satisfactory to the Administrative Agent to be addressed to (or permit reliance upon by) the Administrative Agent, the Lenders and the Issuing Bank.

10.11                                                                 Deposit Accounts

(a)                                  Unless the Administrative Agent otherwise consents in writing, in order to facilitate the Administrative Agent’s and the Lenders’ maintenance and monitoring of their security interests in the Collateral, continue to maintain all of its deposit accounts, securities accounts, operating accounts, checking accounts and disbursement accounts (collectively, the “Operating Accounts”) with HSBC Bank Canada and shall close and transition all other accounts currently in place at other financial institutions to either HSBC Bank Canada or another financial institution acceptable to the Administrative Agent on or within ten (10) Business Days after the Closing Date. In addition, the Borrower and each other Loan Party (other than the Company) shall establish with HSBC Bank Canada, on or within ten (10) Business Days after the Closing Date, collection or other accounts to which collections and proceeds of Accounts and other customer payments are remitted or deposited with (collectively, “Blocked Accounts”).

(b)                                 With respect to any Blocked Accounts, the Borrower and each other Loan Party (other than the Company) agrees to notify all Account Debtors to remit payments on Accounts to such Blocked Accounts and shall deliver, on or within ten (10) Business Days after the Closing Date, Blocked Account Agreements executed by the Borrower and each other applicable Loan Party (other than the Company), the applicable financial institution and the Administrative Agent relating to each such Blocked Account. Following the Closing Date, the Borrower and any other Loan Party (other than the Company) may not open any new Operating Account or new Blocked Account unless the Borrower shall have given the Administrative Agent ten (10) days’ prior written notice of its intention to open any such new account and shall have delivered a fully-executed copy of a Blocked Account Agreement covering any new Blocked Account in accordance with the last sentence of this Section. The Borrower and every other Loan Party (other than the Company) shall deliver to the Administrative Agent a revised schedule showing any changes to its Operating Accounts or Blocked Accounts within five (5) Business Days of any such change. The Borrower and every other Loan Party (other than the Company) hereby authorizes the financial institutions at which the Borrower and every other Loan Party (other than the Company) maintains an Operating Account or a Blocked Account to provide the Administrative Agent with a copy of such financial institution’s regular statements and such other more frequent statements or advices as the Administrative Agent may reasonably request, in each case, covering the remittances, deposits, and withdrawals from and balances of such account, and the Borrower and every other Loan Party (other than the Company) hereby consents to such information being provided to the Administrative Agent. The Borrower and every other Loan Party (other than the Company) shall cause each financial institution at which the Borrower and every other Loan Party (other than the Company) maintains a Blocked Account to enter into a Blocked Account Agreement in order to give the Administrative Agent “control” of such account. Notwithstanding anything contained herein or in any other Loan Document to the contrary, with respect to any Blocked Accounts, upon the earlier of (i) the occurrence and continuance of an Event of Default and (ii) the delivery by the US Agent of any

Notice of Control (as defined in the US Credit Agreement) pursuant to the provisions of the US Credit Agreement, the Administrative Agent may instruct any or all of the financial institutions at which any such accounts are maintained (A) to cease honoring the Borrower’s and any of the Loan Party’s directions as to the handling, disposition and disbursement of funds or remittance to or any deposit in any such accounts covered by a Blocked Account Agreement and (B) to remit all amounts on deposit in or remittance to such accounts to accounts designated by the Administrative Agent (in each case of clause (A) or (B) above, a “Notice of Control”). The Administrative Agent agrees that it shall not give a Notice of Control to any financial institution party to a Blocked Account Agreement unless an event described in either clause (i) or (ii) above has occurred and is continuing. Upon the written request of the Borrower delivered to the Administrative Agent at any time (1) after the waiver, if any, of any existing Events of Default or (2) upon a Notice of Control (as defined in the US Credit Agreement) delivered by the US Agent pursuant to the provisions of the US Credit Agreement being rescinded by the US Agent and provided that no other Event of Default has occurred and is then continuing, the Administrative Agent shall promptly notify all financial institutions to which it had previously delivered a Notice of Control that such notice is rescinded and that such financial institution is again entitled to rely on the instruction and direction of the Borrower or other applicable Loan Party with respect to such accounts. In addition, upon the occurrence of an event described in either clause (i) or (ii) above, the Administrative Agent may request the Borrower and every other Loan Party (other than the Company) to direct all of their respective Account Debtors to make all payments on the Accounts directly to a post office box (each a “Lock Box”) with a financial institution acceptable to, and in the name and under exclusive control of, the Administrative Agent. All payments received in the Lock Box shall be deposited in the applicable Blocked Account. The Administrative Agent shall copy the Borrower on any Notice of Control and any notices of rescission given to a financial institution but the failure to do so shall in no event effect the validity of any such Notice of Control, nor subject the Administrative Agent to any liability.

ARTICLE 11

NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations (other than unasserted contingent and indemnification obligations) hereunder and under the other Loan Documents are paid in full in cash and all Letters of Credit have been terminated, the Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1                                                                        Debt.

Not create, incur, assume or suffer to exist any Debt, except:

(a)                                  Obligations under this Agreement and the other Loan Documents;

(b)                                 Debt secured by Liens permitted by Section 11.2(d); provided that the aggregate amount of all such Debt at any time outstanding shall not exceed US$100,000 or the Canadian Dollar Equivalent Amount thereof;

(c)                                  unsecured Debt owing by the Borrower to any other Loan Party or unsecured Debt owing by any other Loan Party to the Borrower; provided that no Event of Default has occurred and is continuing and provided further that any such unsecured Debt (other than unsecured Debt of the Borrower owing to the Company) shall be evidenced by a demand promissory note in the form of Exhibit H attached hereto and pledged and delivered to the Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations hereunder in a manner reasonably satisfactory to the Administrative Agent;

(d)                                 unsecured Subordinated Debt to Persons (other than Debt owing by a Loan Party to any other Loan Party or any Affiliate thereof) in an amount at any time outstanding not to exceed US$1,500,000 or the Canadian Dollar Equivalent Amount thereof;

(e)                                  Hedging Obligations approved by the Administrative Agent and incurred in favour of a Lender or an Affiliate thereof (other than any Hedging Agreement existing as of the Closing Date, which can be with any Person) for bona fide hedging purposes and not for speculation;

(f)                                    Debt existing on the date hereof described on Schedule 9.26 and any extension, renewal or refinancing thereof so long as neither the principal amount thereof is increased, the weighted average life to maturity decreased or, if secured, any additional collateral is granted as security therefor;

(g)                                 [INTENTIONALLY DELETED];

(h)                                 unsecured Contingent Liabilities arising with respect to customary indemnification obligations in favour of sellers in connection with Permitted Acquisitions and purchasers in connection with dispositions permitted under Section 11.4;

(i)                                     up to US$500,000 or the Canadian Dollar Equivalent Amount thereof at any time outstanding of Acquired Debt assumed in Permitted Acquisitions;

(j)                                     unsecured Debt in respect of bid, performance or surety, appeal or similar bonds issued for the account of and completion guarantees provided by the Borrower in the ordinary course of business;

(k)                                  Debt arising from the honouring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Day of incurrence; and

(l)                                     Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(m)                               [INTENTIONALLY DELETED].

11.2                                                                        Liens.

Not create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)                                  Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b)                                 Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social insurance (or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(c)                                  Liens described on Schedule 11.2 existing as of the Closing Date;

(d)                                 subject to the dollar limitation set forth in Section 11.1(b),

(i)                                     Liens (including Liens having priority over the Liens pursuant to the Loan Documents) arising in connection with Capital Leases (and attaching only to the property being leased),

(ii)                                  Liens (including Liens having priority over the Liens pursuant to the Loan Documents) of the type described in subclauses (i) and (iii) of this clause (d) existing on property at the time of the acquisition thereof by the Borrower or any other Loan Party (and not created in contemplation of such acquisition) pursuant to any Permitted Acquisition and

(iii)                               Liens (including Liens having priority over the Liens pursuant to the Loan Documents) that constitute purchase money security interests on any capital asset securing debt incurred for the purpose of financing all or any part of the cost of acquiring such capital asset, provided that any such Lien attaches solely to the capital asset so acquired and secures no more than the purchase price (or portion) thereof financed thereby;

(e)                                  easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower or any other Loan Party;

(f)                                    Liens in favour of the Administrative Agent under the Loan Documents;

(g)                                 [INTENTIONALLY DELETED];

(h)                                 [INTENTIONALLY DELETED];

(i)                                     Liens on deposit accounts granted or arising in the ordinary course of business in favour of depositary banks maintaining such deposit accounts solely to secure customary account fees and charges payable in respect of such deposit accounts and overdrafts;

(j)                                     Liens in favour of custom brokers for taxes, assessments and governmental charges the payment of which is not required under Section 10.5 payable in connection with the importation of Inventory in the ordinary course of business of the Borrower or any other Loan Party;

(k)                                  leases or subleases granted to other Persons (as lessee thereof) not materially interfering with the conduct of the business of the Borrower or any other Loan Party;

(l)                                     [INTENTIONALLY DELETED];

(m)                               Liens arising out of the existence of judgment or awards not giving rise to an Event of Default; provided that the Borrower or any such other Loan Party shall promptly seek the stay of, or otherwise satisfy any such Lien not being contested in good faith;

(n)                                 inchoate statutory and common law landlords’ liens under leases to which the Borrower or any other Loan Party is a party;

(o)                                 [INTENTIONALLY DELETED];

(p)                                 the replacement, extension or renewal of any Lien permitted by clauses (c) or (d) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof or decrease in the weighted average life to maturity thereof); and

(q)                                 any other Liens securing indebtedness of the Borrower or its Subsidiaries in an aggregate amount not exceeding US$100,000 or the Canadian Dollar Equivalent Amount thereof at any time.

11.3                                                                        Restricted Payments.

Except as permitted pursuant to the following sentence, not (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its direct or indirect equityholders or any Affiliate thereof, (d) pay, redeem, prepay, defease, purchase, prepurchase or make any other payment on or in respect of any Subordinated Debt, or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing,

(a)                                  any Subsidiary may pay dividends or make other distributions in respect of its Capital Securities to the Borrower (including, without limitation, to enable the recipient to pay taxes);

(b)                                 (i) so long as no Event of Default has occurred and is continuing and no Unmatured Event of Default exists or would result therefrom, the Borrower may make regularly scheduled payments of interest in respect of Subordinated Debt (other than Subordinated Debt owing to any Affiliate) to the extent permitted under the subordination provisions thereof, and (ii) the Borrower shall be permitted to accrue all non-cash interest on its Subordinated Debt and non-cash dividends on its Capital Securities consisting of preferred stock.

(c)                                  so long as no Event of Default has occurred and is continuing and no Event of Default would result therefrom, the Borrower may (i) declare and pay out of legally available funds, regular cash dividends payable on the Borrower’s common stock, and (ii) make regularly scheduled payments of principal and interest on Debt permitted pursuant to Section 11.1(c); and

(d)                                 any Loan Party may declare and pay dividends or make other distributions in respect of its common stock payable solely in its Common Stock.

(e)                                  [INTENTIONALLY DELETED]

11.4                                                                        Mergers, Consolidations, Sales and Other Transactions Outside the Ordinary Course of Business.

Not:

(a)                                  sell, transfer, convey or lease any of its assets or Capital Securities except for (i) sales of Inventory in the ordinary course of business, (ii) sales of obsolete and unusable Equipment in the ordinary course of business, (iii) subject to Section 6.2.2(a), so long as no Event of Default then exists, the disposition of other property having a fair market value not to exceed US$100,000 or the Canadian Dollar Equivalent Amount thereof in the aggregate in any fiscal year for a cash purchase price payable at closing of not less than the fair market value thereof (unless the Administrative Agent consents otherwise) and (iv) in the case of its Capital Securities, as permitted pursuant Section 11.9 or clause (f) of this Section;

(b)                                 sell or assign with or without recourse any receivables;

(c)                                  prepay any Debt (other than the Obligations);

(d)                                 enter into any transaction whereby the Borrower leases any property previously owned and sold by the Borrower;

(e)                                  except as expressly otherwise permitted hereunder enter into any other transaction outside the ordinary course of the Borrower’s business; or

(f)                                    be a party to any amalgamation or consolidation or, except as otherwise permitted pursuant to this Section 11.4(f), Section 11.10(a), or Section 11.10(f), purchase or otherwise acquire the assets or the Capital Securities of any class of any other Person; except for (1) the amalgamation or consolidation of any Loan Party (other than the Company) into any other Loan Party (other than the Company) or the sale, assignment or conveyances of any, all or substantially all of the assets of one Loan Party (other than the Company) to another Loan Party (other than the Company), or (2) any Acquisition by the Borrower entered into and consummated after September 30, 2005 in respect of which the requirements of Section 10.10 have then been satisfied, where:

(i)                                     the business, divisions or operating units acquired are for use, or the Person acquired is engaged or reasonably related or complementary thereto, in the businesses engaged in by the Borrower on the Closing Date;

(ii)                                  immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default on an actual or pro forma basis shall exist or would result therefrom;

(iii)                               the aggregate consideration to be paid by the Borrower (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP and the fair market value of any non-cash consideration)

in connection with (1) such Acquisition (or any series of related Acquisitions) is less than US$1,000,000 or the Canadian Dollar Equivalent Amount thereof in any given transaction (or series of related transactions) and US$2,000,000 or the Canadian Dollar Equivalent Amount thereof in any given Fiscal year and (2) all Acquisitions after the Closing Date is less than US$3,000,000 or the Canadian Dollar Equivalent Amount thereof in the aggregate;

(iv)                              [INTENTIONALLY DELETED]

(v)                                 in the case of the Acquisition of any Person, the governing body of such Person has approved such Acquisition;

(vi)                              reasonably prior to such Acquisition, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent may reasonably require to evidence the termination of Liens (other than the Permitted Liens) on the assets or business to be acquired;

(vii)                           reasonably prior to such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the calculation of pro forma compliance with the financial ratios and restrictions of the Company set forth in Sections 11.13.1 and 11.13.2 of the US Credit Agreement;

(viii)                        the Administrative Agent shall have approved the computation of pro forma compliance with the financial ratios and restrictions referred to in clause (vii) above;

(ix)                                consents have been obtained in favour of the Administrative Agent and the Lenders to the granting of a security interest and/or the collateral assignment of rights and indemnities under the related acquisition documents and opinions of counsel for the Borrower and/or relevant Subsidiaries and (if delivered to the Borrower or any such Subsidiary) the selling party allowing reliance thereon by the Administrative Agent and the Lenders have been delivered and the Borrower or any applicable Subsidiary shall have executed an agreement providing for the granting of a security interest in, and the collateral assignment to the Administrative Agent of, the Borrower’s or such applicable Subsidiary’s rights and indemnities under the related acquisition documents;

(x)                                   if such Acquisition is of one hundred percent of the Capital Securities of a Person (and in respect of which the provisions of Section 10.10 will be complied with), or is made through a Subsidiary formed in compliance with Section 11.15, the provisions of Section 10.10 have been satisfied with respect to all such Persons and its Subsidiaries or such newly-formed Subsidiaries concurrently with or prior to such Acquisition;

(xi)                                if the assets acquired in such Acquisition are intended to be included in the Borrowing Base, the Administrative Agent must provide its prior written approval, upon its review of such assets including, without limitation, its review of such field examinations, audits, appraisals and other due diligence as the Administrative Agent shall reasonably require; it being acknowledged and agreed that (i) the Administrative Agent may require that the acquired assets be held in a separate Subsidiary which shall be deemed a Guarantor and (ii) such additional assets, if any, included in the Borrowing Base may be subject to different advance rates or may require the imposition of additional reserves with respect thereto;

(xii)                             no Interim Advance shall then be outstanding or would be required on a pro forma basis after giving effect to such Acquisition; and

(xiii)                          if the Acquisition is structured as a merger, the Borrower is the surviving entity.

(any such Acquisition described in this clause (f), being a “Permitted Acquisition”).

11.5                                                                        Modification of Organizational Documents.

Not permit the charter, by-laws or other organizational documents of the Borrower to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders. Not change its state of formation or its organizational form unless it gives the Administrative Agent at least thirty (30) Business Days prior notice and takes actions reasonably requested by Agent to maintain the perfection or priority of any Lien or security interest granted hereunder.

11.6                                                                        Transactions with Affiliates.

Not enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (including any Subsidiary or joint venture) which is on terms, which are less favourable than are obtainable from any Person which is not one of its Affiliates, other than (i) customary and reasonable employment arrangements with employees (including without limitation, incentive compensation arrangements) and benefit programs and entered into in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s business and in the case of any senior officers or directors of the Borrower, approved by the Board of Directors and permissible under law, (ii) customary indemnification agreements and insurance arrangements entered into for the benefit of the Borrower’s directors or officers entered into in the ordinary course of business consistent with past practices and pursuant of the reasonable requirements of the Borrower’s business, and (iii) as permitted to clauses (a), (g) and (k) of Section 11.10, (iv) transactions with officers or directors of the Borrower or its Subsidiaries providing for the payment of customary and reasonable fees, and indemnification and reimbursement of expenses, upon customary and reasonable terms.

11.7                                                                        Unconditional Purchase Obligations.

Not enter into, guarantee or be a party to any material contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

11.8                                                                        Inconsistent Agreements.

Not enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any other Loan Party of any of their respective Obligations hereunder or under any other Loan Document, or (b) prohibit the Borrower or any other Loan Party from granting to the Administrative Agent and the Lenders, a Lien on any of its assets (other than distribution agreements or licence agreements, provided that with respect to any such distribution agreements or license agreements that prohibit the Borrower or any other Loan Party (other than the Company) from granting to the Administrative Agent Liens on the right to receive payments and other proceeds from the sale of products licensed or distributed under such agreements, the Borrower and each such other applicable Loan Party (other than the Company) shall use their commercially reasonable efforts (it being agreed that this shall not include the payment of any monies) to obtain the consent of the counterparties thereto to permit the Liens of the Administrative Agent under the Loan Documents and the Borrower further agrees to, and to cause the other Loan Parties (other than the Company) to, disclose and schedule such agreements in accordance with the terms contained in the Security referenced in Section 12.1.13(a), or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Borrower to (i) pay dividends or make other distributions to the Borrower or any other Loan Party, or pay any Debt owed to the Borrower or any other Loan Party, (ii) make loans or advances to the Borrower or any other Loan Party or (iii) transfer any of its assets or properties to the Borrower or any other Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary of the Borrower pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (C) customary provisions in leases and other contracts restricting the assignment or other transfer thereof, and (D) customary provisions in organizational documents of any Subsidiary of the Borrower that restrict the transfer of Capital Securities of such Subsidiaries, or (E) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable federal or provincial corporate statutes restricting the payment of dividends in certain circumstances).

11.9                                                                        Business Activities; Issuance of Equity.

Not engage in any line of business other than the business of the Borrower is engaged in on the date hereof and businesses reasonably related, incidental or complementary thereto. Not issue any Capital Securities other than, so long as no Unmatured Event of Default or Event of Default would occur or result therefrom (x) in accordance with Section 11.10 and (y) the issuance by the Borrower of its common stock (or options to purchase its common stock) to any employee or director of the Borrower with respect to compensation or benefits, whether or not pursuant to a formal option program, benefit plan or compensation plan or otherwise in accordance with past practices.

11.10                                                                 Investments.

Not make or permit to exist any Investment in any other Person, except the following; it being agreed that to be permitted hereunder, any such Investment, if evidenced by Capital Securities of the Person being invested in, the provisions of Section 10.10 must be complied with and, where appropriate, subordination thereof to the Obligations must be complied with:

(a)                                  contributions by the Borrower to the capital of any Subsidiary of the Borrower, so long as the recipient of any such capital contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its Capital Securities and substantially all of its real and personal property, in each case in accordance with Section 10.10;

(b)                                 Investments constituting Debt permitted by Section 11.1;

(c)                                  Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(d)                                 Cash Equivalent Investments;

(e)                                  bank deposits in the ordinary course of business into Blocked Accounts provided that such deposits are made in bank accounts subject to a Blocked Account Agreement so that such bank deposits may be dealt with in accordance with the provisions thereof;

(f)                                    Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(g)                                 loans or advances to employees, officers or directors of the Borrower incurred in the ordinary course of business (including for travel, entertainment and relocation expenses), in an aggregate amount not to exceed US$75,000 or the Canadian Dollar Equivalent Amount thereof at any one time outstanding;

(h)                                 subject to the limitations in Section 11.4, Investments constituting Permitted Acquisitions;

(i)                                     Investments listed on Schedule 11.10 existing as of the Closing Date;

(j)                                     [INTENTIONALLY DELETED]

(k)                                  Investments in accordance with past business practices in life insurance plans of certain employees, officers, and directors of the Borrower relating to their deferred compensation which insurance plans name the Borrower as the beneficiary thereunder (it being agreed that (i) the Borrower has granted a Lien to the Administrative Agent in such Investments and the proceeds of such policies, and (ii) absent an Event of Default under Section 13.1.4, or the attempted enforcement of any claim by any other creditor of the Borrower or any other Loan Party against such assets, the Administrative Agent shall not assert its interest in any such proceeds of such policies);

(l)                                     subject to the limitations in Section 11.6, customary security deposits paid to landlords of real property leased by the Borrower or any other Loan Party in the ordinary course of business and in accordance with the lease to which the Borrower or any such other Loan Party is a party; and

(m)                               other Investments in an aggregate amount not to exceed US$50,000 or the Canadian Dollar Equivalent Amount thereof at any time,

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists or would result therefrom.

11.11                                                                 Restriction of Amendments to Certain Documents.

Not amend or otherwise modify, or waive any rights under any agreement, document or instrument evidencing Subordinated Debt, if, in any case, such amendment, modification or waiver would or would reasonably be likely to be adverse to the interests of the Administrative Agent and the Lenders.

11.12                                                                 Fiscal Year.

Not change its current determination of its fiscal year.

11.13                                                                 [INTENTIONALLY DELETED]

11.14                                                                 Cancellation of Debt.

Not cancel any claim or Debt owing to it, other than (i) in connection with trade discounts or allowances granted in the ordinary course of its business consistent with past practices and (ii) so long as no Event of Default or Unmatured Event of Default is then outstanding, the cancellation of Debts or claims not to exceed US$100,000 or the Canadian Dollar Equivalent Amount thereof in any Fiscal Year in connection with the resolution of good faith disputes relating thereto.

11.15                                                                 Creation of Subsidiaries.

Not create any Subsidiary or enter into any joint venture, other than so long as no Event of Default or Unmatured Event of Default then exist or would result therefrom, Subsidiaries in respect of which the provisions of Section 10.10 shall have been satisfied.

11.16                                                                 [INTENTIONALLY DELETED]

ARTICLE 12

EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans and of the Issuing Bank to issue Letters of Credit is subject to the following conditions precedent:

12.1                                                                        Initial Credit Extension.

The obligation of the Lenders to make the initial Loans and the obligation of the Issuing Bank to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that the Administrative Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):

12.1.1                                                                  List of Closing Documents.

All instruments, documents, certificates and agreements, set forth on the List of Closing Documents attached hereto as Schedule 12.1.1.

12.1.2                                                                  Consents, etc.

Evidence, reasonably satisfactory to the Administrative Agent, that the Borrower has received all governmental and third party approvals necessary for the continuing operations of the Borrower and such approvals shall be on terms reasonably satisfactory to the Administrative Agent and shall be in full force and effect, except for such approvals the failure to obtain which, individually or in the aggregate, would not have or could not reasonably be expected to have a Material Adverse Effect.

12.1.3                                                                  Payment of Fees.

Receipt by the Administrative Agent of payment by the Borrower of all accrued and unpaid fees and expenses to the extent then due and payable to the Administrative Agent and/or the Lenders on the Closing Date (including, without limitation, pursuant to the Agent Fee Letter), together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided, that such estimate shall not thereafter preclude final settling of accounts between the Borrower and the Administrative Agent).

12.1.4                                                                  [INTENTIONALLY DELETED]

12.1.5                                                                  Independent Collateral Field Audit Examination Documents.

A collateral field examination shall have been conducted by an independent third party acceptable to the Administrative Agent, and the written results of such examination shall be satisfactory to the Administrative Agent, in its sole and absolute discretion. To the extent that the Administrative Agent requested any appraisals of any of the assets of the Borrower, such appraisals shall have been conducted by independent third party appraisers acceptable to the Administrative Agent, provide that they may be relied upon by the Administrative Agent and the Lenders (subject, if applicable, to reasonable confidentiality restrictions) and the written results of such appraisals shall be satisfactory to the Administrative Agent, in its sole and absolute discretion.

12.1.6                                                                  Material Adverse Effect.

Since December 31, 2004, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries including the Borrower, taken as a whole; it being agreed, however, that the results of operations of the Company and its Subsidiaries for the quarter ended March 31, 2005, as reported on its Form 10-Q filed with the SEC on or about May 10, 2005 shall not, in and of themselves, be deemed a Material Adverse Effect.

12.1.7                                                                  Due Diligence.

The Administrative Agent shall have completed its legal and business due diligence with respect to the Borrower and the other Loan Parties and the results thereof shall be acceptable to the Administrative Agent, in its reasonable discretion.

12.1.8                                                                  Litigation.

The Administrative Agent shall have received evidence, satisfactory to the Administrative Agent, that no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the knowledge of the Borrower, threatened challenging the validity, permissibility or legality of the transactions contemplated by the Loan Documents.

12.1.9                                                                  Projections.

The Administrative Agent shall have received projected income statements, balance sheets and statements of cash flow of the Company and its Subsidiaries after giving effect to the making of the initial Loans and the issuance of the initial Letters of Credit on a monthly basis for Fiscal Year 2005 and on an annual basis for Fiscal Year 2006.

12.1.10                                                            Financial Statements.

(a)                                  Audited consolidated financial statements (including balance sheets, statements of earnings and cash flows) of the Company and its Subsidiaries for the 2002, 2003 and 2004 Fiscal Years; and

(b)                                 Unaudited interim consolidated financial statements (including balance sheets, statements of earnings and cash flows) of the Company and its Subsidiaries for each fiscal month and quarter ended after the latest period for which financial statements have been delivered in accordance with the immediately preceding clause (i).

12.1.11                                                            Filings, Registrations and Recordings.

The Administrative Agent shall have received each document (including PPSA financing statements and Bank Act (Canada) notices of intention to take security under Section 427 of the Bank Act (Canada)) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favour of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (other than prior Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording, including without limitation, PPSA financing statements, mortgages, deeds of trust, account control agreements, title policies.

12.1.12                                                            Insurance.

The Administrative Agent shall be reasonably satisfied with the insurance program to be maintained by the Borrower and shall have received, if requested by the Administrative Agent, copies of Borrower’s insurance policies.

12.1.13                                                            Collateral Documents.

The Borrower agrees to deliver or cause to be delivered to the Administrative Agent (and each of the Lenders in the case of Bank Act (Canada) security) each of the following:

(a)                                  a Debenture in the principal amount of US$20,000,000 charging all present and future property, assets and undertaking of the Borrower;

(b)                                 a Charge/Mortgage of Land (Form 2) having attached thereto the Debenture referred to above as a Schedule;

(c)                                  Security under Section 427 of the Bank Act (Canada) from the Borrower in favour of and in the forms provided by each Lender including, without limitation, a notice of intention, an agreement to give security, an application for credit and promise to give security, etc. and a grant of security under Section 427;

(d)                                 the Guarantee Agreement;

(e)                                  Assignments of insurance monies which may become payable in respect of insurance policies of the Borrower (as acknowledged by the insurer) in favour of the Administrative Agent; and

(f)                                    such other security, hypothecs, assignments, and supporting documents, certificates or instruments and legal opinion letters in respect of Borrower, the Guarantor or any other Loan Party (including third party postponement and subordinations, landlord and mortgagee waivers) as may be required by the Administrative Agent from time to time.

12.1.14                                                            U.S. Credit Transaction

The transactions contemplated pursuant to the US Credit Agreement shall have simultaneously closed and been completed at the same time as the transactions contemplated hereunder in accordance with the provisions and terms thereof.

12.1.15                                                            Other.

Such other documents, instruments or agreements as the Administrative Agent or any Lender may reasonably request.

12.1.16                                                            Minister of National Revenue

No request of the Minister of National Revenue for payment pursuant to Section 224(1.1), or any successor section, of the Income Tax Act (Canada) shall have been received by the Administrative Agent or any Lender in respect of the Borrower.

12.2                                                                        Conditions.

The obligation (a) of each Lender to make each Loan and (b) of the Issuing Bank to issue each Letter of Credit is subject to the following further conditions precedent that:

12.2.1                                                                  Compliance with Warranties, No Default, etc.

Both before and after giving effect to the making, continuation or conversion any Loan or the issuance of any Letter of Credit, the following statements shall be true and correct:

(a)                                  the representations and warranties of the Borrower and any other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (or, if such representations and warranties are qualified by materiality or Material Adverse Effect, in all respects) except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (or, if such representations and warranties are qualified by materiality or Material Adverse Effect, in all respects); and

(b)                                 no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

12.2.2                                                                  Confirmatory Certificate.

If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Borrower as to the matters set out in Section 12.2.1 (it being understood that each request by the Borrower for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit),.

ARTICLE 13

EVENTS OF DEFAULT AND THEIR EFFECT

13.1                                                                        Events of Default.

Each of the following shall constitute an Event of Default under this Agreement:

13.1.1                                                                  Non-Payment of the Loans, etc.

Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five (5) days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Borrower hereunder or under any other Loan Document.

13.1.2                                                                  Non-Payment of Other Debt.

Any default shall occur under the terms applicable to any Debt of the Borrower or any other Loan Party (other than the Company) (including Subordinated Debt) in an aggregate amount exceeding US$100,000 or the Canadian Dollar Equivalent Amount thereof and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, and including any such failure as a result of any prohibition under Section 11.3 or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Borrower or any other Loan Party (other than the Company) to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3                                                                  Reserved.

13.1.4                                                                  Bankruptcy, Insolvency, etc.

The Borrower or any other Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Borrower or any other Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Borrower or any other Loan Party or for a substantial part of the property of any thereof and is not discharged within thirty (30) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Borrower or any other Loan Party, and if such case or proceeding is not commenced by such party, it is consented to or acquiesced in by such party, or remains for sixty (60) days undismissed; or the Borrower or any other Loan Party makes an assignment or proposal in bankruptcy or provides notice of its intention to make a proposal in bankruptcy or the commencement of any proceedings in bankruptcy by or against the Borrower or any other Loan Party for the liquidation or reorganization of the Borrower or any other Loan Party or alleging that such parties are insolvent or unable to pay their debts and liabilities as they become due, whether under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code or under any law existing for the relief of debtors, or the commencement of any analogous proceedings; or the Borrower or any other Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5                                                                  Non-Compliance with Loan Documents.

(a)                                  Failure by the Borrower or any other Loan Party to comply with or to perform any covenant set forth in Sections 10.1.5(a), 10.1.5(d), 10.3.2, 10.3.3, 10.5, 10.11 or Article 11 of this Agreement; provided that the mere failure to deliver insurance certificates or proof of insurance (as distinguished from the failure to maintain any such insurance in effect) as required pursuant to Section 10.3.2 or 10.3.3 will not cause an Event of Default to immediately occur pursuant to this clause (a),

(b)                                 Failure by the Borrower or any other Loan Party to comply with or to perform any covenant set forth in Sections 10.1.1, 10.1.2, 10.1.3, 10.1.5 (other than clauses (a) or (d) thereof), 10.1.6, 10.1.8, 10.1.9 or to deliver insurance certificates or proof of insurance (as distinguished from the failure to maintain any such insurance in effect) as required pursuant to Section 10.3.2 or 10.3.3, and continuance of such failure described in this clause (b) for twenty (20) days, or

(c)                                  Failure by the Borrower or any other Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Article 13) and continuance of such failure described in this clause (c) for thirty (30) days.

13.1.6                                                                  Representations; Warranties.

Any representation or warranty made by the Borrower herein or any other Loan Document is breached or is false or misleading in any material respect when made or deemed to have been made, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Borrower to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7                                                                  [INTENTIONALLY DELETED]

13.1.8                                                                  Judgments.

Final judgments which (i) in the case of monetary judgments, exceed US$1,000,000 or the Canadian Dollar Equivalent Amount thereof in aggregate for all such judgments, in each case, in excess of any applicable insurance with respect to which the insurer has not denied liability or coverage and (ii) in the case of non-monetary judgments, would have or could reasonably be expected to have a Material Adverse Effect, shall be rendered against the Borrower or any other Loan Party and, in each of the cases of clause (i) and (ii) above, shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within thirty (30) days after entry or filing of such judgments.

13.1.9                                                                  Loss of Collateral.

Any loss, theft, damage or destruction of any material portion of the Collateral to the extent not fully covered (subject to such deductibles and self-insurance retentions as the Administrative Agent shall have permitted) by insurance or if and to the extent the insurance company has denied or asserted a denial of coverage therefor.

13.1.10                                                            Levy, Seizure or Attachment.

The making by any Person of a levy, seizure, sequestration, execution or attachment upon any material portion of the Collateral, except to the extent that such proceedings are being diligently contested in good faith by appropriate proceedings and the enforcement thereof is stayed (and the terms of such stay do not adversely affect in any material respect the Administrative Agent’s Liens or other rights in respect of or to such Collateral or its ability to accept and retain payment hereunder).

13.1.11                                                            Invalidity of Collateral Documents, etc.

Any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms) or the Borrower (or any Person by, through or on behalf of the Borrower) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document or the Liens purported to be granted therein or any court or any governmental authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Collateral Document are illegal or unenforceable.

13.1.12                                                            Invalidity of Subordination Provisions, etc.

Any provision of the Intercreditor Agreement or any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by the Borrower of any Subordinated Debt, shall, in any such case, cease to be in full force and effect, or the Borrower or any other Person (including the holder of any applicable Subordinated Debt or any governmental authority having jurisdiction over any of them, the Administrative Agent and/or the Lenders) shall contest in any judicial or administrative proceeding the validity, binding nature or enforceability of any such provision or agreement.

13.1.13                                                            Change of Control.

A Change of Control shall occur.

13.1.14                                                            Reserved.

13.1.15                                                            [INTENTIONALLY DELETED]

13.1.16                                                            U.S. Credit Transaction.

If an Event of Default (as such term is defined in the US Credit Agreement) occurs, pursuant to or in connection with the US Credit Agreement or any other document entered into in connection therewith or if the US Credit Agreement is terminated for any reason.

13.2                                                                        Effect of Event of Default.

If any Event of Default described in Section 13.1.4 shall occur, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Borrower shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders, declare the respective Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Borrower immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Borrower shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Borrower, or as a court of competent jurisdiction may elect.

ARTICLE 14

THE ADMINISTRATIVE AGENT

14.1                                                                        Appointment and Authorization.

Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2                                                                        Issuing Bank.

The Issuing Bank shall act on behalf of the Lenders (according to their Pro Rata Shares relating to the Revolving Loans) with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Bank shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article 14 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article 14, included the Issuing Bank with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Bank.

14.3                                                                        Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects.

14.4                                                                        Exculpation of Administrative Agent.

None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or wilful misconduct in connection with its duties expressly set forth herein as determined by a final, non-appealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or Affiliate of the Borrower or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Borrower or any other Loan Party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or its Affiliates.

14.5                                                                        Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders, as it deems appropriate and, if it so requests, confirmation from the Lenders (or any of them) of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Article 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

14.6                                                                        Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13.2; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

14.7                                                                        Credit Decision.

Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower or any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower or any Loan Party, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower or any Loan Party. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or any Loan Party which may come into the possession of the Administrative Agent.

14.8                                                                        Indemnification.

Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the applicable Person’s own gross negligence or wilful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or wilful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out of pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

14.9                                                                        Administrative Agent in Individual Capacity.

LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and Affiliates as though LaSalle were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Borrower or their Affiliates (including information that may be subject to confidentiality obligations in favour of such Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not the Administrative Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

14.10                                                                 Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Borrower (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 14 and Sections 15.5 and 15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.11                                                                 Collateral Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Administrative Agent under any Collateral

Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Borrower hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d)(i) or 11.2(d)(iii) (it being understood that the Administrative Agent may conclusively rely on a certificate from the Borrower in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11. Each Lender hereby authorizes the Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of the Required Lenders, and agrees that it will not act unilaterally to deliver such notices.

14.12                                                                 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any the Borrower or any other Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove one or more claims for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Article 5, Sections 15.5 and 15.17) allowed in such judicial proceedings; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article 5, Sections 15.5 and 15.17.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.13                                                                 Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 15

GENERAL

15.1                                                                        Waiver; Amendments.

Except as set forth in clauses (a) through (g) below, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Administrative Agent, the Required Lenders, the Issuing Bank and the Borrower, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(a)                                  Without the consent of each Lender (including the Issuing Bank) directly affected thereby, no amendment, modification, waiver or consent shall (i) extend or increase the Commitment of any Lender, (ii) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder or waive an Event of Default for non-payment thereof, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder (except for periodic changes in the Applicable Margins hereunder or resulting from the imposition of the Default Rate), or (iv) reduce such Lender’s Pro Rata Share (other than in connection with any permitted increase to the Revolving Commitment Limit pursuant to Section 6.1.2).

(b)                                 Without the consent of all Lenders, no amendment, modification, waiver or consent shall (i) release the Borrower or any Loan Party from its obligations hereunder, under any other Loan Document or under any guaranty of the Obligations or release all or any substantial portion of the Collateral, (ii) change the definition of Required Lenders, or reduce the aggregate Pro Rata Share required to effect an amendment, (iii) amend the provisions of this Section 15.1; (iv) increase the advance rates used in calculating the Borrowing Base or (v) amend the definition of Pro Rata Share.

(c)                                  Without the consent of the Required Lenders no amendment, modification, waiver or consent shall (i) amend any provision of this Agreement if the effect is to (i) extend by more than one (1) year from the original Scheduled Termination Date, (ii) amend Sections 10.1.5 (other than Sections 10.1.5(a) or (d)), 10.2 (except with respect to fees and charges by the Administrative Agent), 11.1, 11.3 through 11.12, 11.14, 11.15, 13.1.1, 13.1.4 and 13.1.5(a) (other than Sections 10.1.5(a) or (d)); it being agreed and understood that this clause (ii) shall apply to amendments only and not to any waivers or consents under such Sections, (iii) amend or waive or consent to a departure from the terms of Sections 10.1.5(a), 10.1.5(d), 10.7, 13.1.2, 13.1.6, 13.1.9, 13.1.10, and 13.1.13, or (iii) except in connection with the financing, refinancing, sale or other disposition of any asset of the Borrower permitted under this Agreement or any other Loan Documents, release or subordinate (or amend the Collateral Documents where the effect of such amendment is to release or subordinate) any liens in favour of the Administrative Agent on any of the

Collateral or waive or consent to a departure from the provisions of Section 11.2 if (1) the liens and security interests under the Collateral Documents securing the Obligations would be subordinated to the lien that is the subject of such waiver or consent and (2) the lien that is the subject of such waiver and consent is of a type not included in the definition of Permitted Liens (as such definition exists on the Closing Date).

(d)                                 Without the consent of all Lenders, no amendment, modification, waiver or consent shall amend the definition of Required Lenders.

(e)                                  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents affecting either the Administrative Agent (including each and every provision of Article 14 hereof) or the Issuing Bank, in each case, in such Person’s capacity as such, shall be effective without the consent of the Administrative Agent and/or the Issuing Bank, as applicable.

(f)                                    Notwithstanding any of the foregoing to the contrary, for purposes of voting or consenting to matters with respect to this Agreement and the other Loan Documents, a Defaulting Lender shall not be considered a Lender and such Defaulting Lender’s Pro Rata Share of the Obligations shall each be deemed to be $0 until such Defaulting Lender makes the payments required in this Agreement.

15.2                                                                        Confirmations.

The Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3                                                                        Notices.

Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three (3) Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Borrower, and the Borrower shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance. The Administrative Agent agrees to use commercially reasonable efforts to give the Borrower and every other Loan Party prompt notice of any amendment or modification to the Intercreditor Agreement, provided that any failure to do so will not result in any liability of the Administrative Agent or any Lender to the Borrower or any Loan Party, or relieve the Borrower or any other Loan Party of its obligations hereunder to such Person.

15.4                                                                        [INTENTIONALLY DELETED]

15.5                                                                        Costs, Expenses and Taxes.

Without duplication of any other provision of this Agreement, the Borrower hereby agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs, all field examination and appraisal costs and any Taxes in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs (including the fees and disbursements) of not more than one counsel for the Administrative Agent together with any local counsel reasonably required to realize or exercise its rights in and upon the Collateral in various locations), all field examination and appraisal costs and any Taxes incurred by the Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement, the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, the Borrower hereby agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of the Borrower’s or any Loan Parties’ auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

15.6                                                                        Assignments; Participations.

15.6.1                                                                  Assignments.

(a)                                  Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loans and Commitments, with the prior written consent of the Administrative Agent, the Issuing Bank (for an assignment of the Revolving Loans and the Revolving Commitment) and, so long as no Event of Default exists, the Borrower (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender). Except as the Administrative Agent may otherwise agree in connection with the completion of a successful syndication, any such assignment shall be in a minimum aggregate amount equal to US$2,000,000 or the Canadian Dollar Equivalent Amount thereof or, if less, the remaining Commitment and Loans held by the assigning Lender. The Borrower shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of US$3,500. No assignment may be made to any Person if at the time of such assignment the Borrower would be obligated to pay any greater amount under Section 7.6 or Article 8 to the Eligible Assignee than the Borrower is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Borrower will not be required to pay such greater amounts). In addition, no Eligible Assignee shall be entitled to the benefits of Section 7.6 unless such Eligible Assignee has complied and will comply with the requirements of Section 7.6 as though it were a Lender. In connection with any such assignment, the assignee shall acknowledge and agree to be bound by the terms of the

Intercreditor Agreement as if originally a party thereto. Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2. The Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Borrower has expressly objected to such assignment within five (5) Business Days after notice thereof. Upon becoming a party to this Agreement, each Lender shall be deemed to have become a party to and bound by the Intercreditor Agreement to the same extent as if such Person were an original signatory thereto (in such capacity as such Person is becoming a party hereto). The Borrower and any other Loan Party (other than the Company), as applicable, concurrently with the execution and delivery of an Assignment Agreement shall deliver the security referred to in Section 12.1.13(c) to and in the name of any Person who becomes a Lender hereunder.

(b)                                 From and after the date on which the conditions described above have been met, (i) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Borrower shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) Note(s) in the applicable principal amounts of the Assignee’s Pro Rata Share of the Revolving Commitment (and Notes in the principal amount of the Pro Rata Share of the Revolving Commitment retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note(s), the assigning Lender shall return to the Borrower, any prior Note(s) held by it.

(c)                                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.6.2                                                                  Participations.

Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Borrower hereby agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant, shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be further subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Borrower also each hereby agrees that each Participant shall be entitled to the benefits (and subject to the requirements) of Section 7.6 or Article 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or Article 8 than would have been paid to the participating Lender on such date if no participation had been sold.

15.7                                                                        Register.

The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.

15.8                                                                        Governing Law.

This agreement and each note shall be a contract made under and governed by the laws of the province of Ontario and laws of Canada applicable therein, without regard to conflict of laws principles.

15.9                                                                        Confidentiality.

As required by applicable law and the Administrative Agent’s policies and practices, the Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all non-public information provided to them by the Borrower or any other Loan Party (and which at the time is not, and does not thereafter become, publicly available), except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed in writing to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal, provincial or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Administrative Agent, the Issuing Bank or any other Lender who may provide Bank Products to the Borrower; or (h) that ceases to be confidential through no fault of the Administrative Agent or any Lender. Notwithstanding the foregoing, the Borrower and each other Loan Party consents to the publication by the Administrative Agent or any Lender (including in its capacity as Arranger) of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement; provided that such tombstone or announcement has been approved by the Borrower, which approval shall not be unreasonably withheld or delayed, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

15.10                                                                 Severability.

Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrower and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.11                                                                 Nature of Remedies.

All Obligations of the Borrower and the other Loan Parties and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.12                                                                 Entire Agreement.

This Agreement, together with the other Loan Documents, the US Credit Agreement and the documents delivered in connection therewith, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent, the Issuing Bank or the Lenders.

15.13                                                                 Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Administrative Agent, the Lenders and the Issuing Bank shall deemed to be originals.

15.14                                                                 Successors and Assigns.

This Agreement shall be binding upon the Borrower, the other Loan Parties, the Lenders, the Issuing Bank and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the other Loan Parties, the Lenders, the Issuing Bank and the Administrative Agent and the successors and assigns of the Lenders, the Issuing Bank and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Borrower or any other Loan Party may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender.

15.15                                                                 Captions.

Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.16                                                                 [INTENTIONALLY DELETED]

15.17                                                                 Indemnification by the Borrower.

In consideration of the execution and delivery of this Agreement by the Administrative Agent, the Issuing Bank and the Lenders and the agreement to extend the Commitments provided hereunder and other financial accommodations, the Borrower and every other Loan Party hereby agrees to indemnify and hold the Administrative Agent, each Lender, the Issuing Bank and each of the officers, directors, employees, affiliates and agents of the Administrative Agent, the Issuing Bank and each Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of capital securities, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the past, present or future presence, use, handling, release, or threat of release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substances at or affecting any property owned or leased by the Borrower or any Loan Party, including the Property, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Borrower or any Loan Party or the operations conducted thereon, including the Property, (d) the investigation, cleanup or remediation of offsite locations at which the Borrower or any other Loan Party or its respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by the Borrower or any other Loan Party, except for any such Indemnified Liabilities arising on account of any of the Lender Parties’ gross negligence or wilful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 15.17 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

15.18                                                                 Non-liability of Lenders.

The relationship between the Borrower and the other Loan Parties on the one hand and the Lenders, the Issuing Bank and the Administrative Agent on the other hand shall be solely that of borrower and lender, respectively. Neither the Administrative Agent, the Issuing Bank nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the

Borrower or any other Loan Party, on the one hand, and the Administrative Agent, the Issuing Bank and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor, respectively. Neither the Administrative Agent, the Issuing Bank nor any Lender undertakes any responsibility to the Borrower or any other Loan Party to review or inform the Borrower or any other Loan Party of any matter in connection with any phase of the Borrower’s or any other Loan Party’s business or operations. The Borrower agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless resulting from the gross negligence or wilful misconduct of the party from which recovery is sought. NO LENDER SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

15.19                                                                 FORUM SELECTION AND CONSENT TO JURISDICTION.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE PROVINCE OF ONTARIO; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE PROVINCE OF ONTARIO FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR OUTSIDE THE PROVINCE OF ONTARIO. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. With respect to any action by the Administrative Agent to enforce the rights and remedies of the Lenders hereunder or under the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained.

15.20                                                                 WAIVER OF JURY TRIAL.

THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED

IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

15.21                                                                 Other Waivers.

The Administrative Agent’s, the Issuing Bank’s and/or the Lenders’ failure, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of the Administrative Agent, the Issuing Bank or any Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Administrative Agent, the Issuing Bank or any Lender of an Event of Default under this Agreement or any default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of the Administrative Agent, the Issuing Bank or any Lender in the exercise of any right or remedy under this Agreement or any other Loan Documents shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of any Loan Party contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by the Administrative Agent, the Issuing Bank and/or the Lenders unless such suspension or waiver is in writing, signed by a duly authorized officer of the Administrative Agent, the Required Lenders or all of the Lenders and/or the Issuing Bank, as required herein, and directed to such Loan Party specifying such suspension or waiver.

15.22                                                                 Joint and Several Liability.

15.22.1                                                            Nature of Obligations.

Notwithstanding anything to the contrary contained herein, all Obligations of the Borrower and each other Loan Party hereunder and under the other Loan Documents shall be joint and several obligations of the Borrower and each other Loan Party.

15.22.2                                                            No Fraudulent Conveyances.

Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations of the Borrower and each other Loan Party and the liens and security interests granted by the Borrower and each other Loan Party to secure the Obligations, not constitute a “Fraudulent Conveyance” (as defined below). Consequently, the Administrative Agent, the Lenders and the Borrower agree that if the Obligations of the Borrower and any other Loan Party, or any liens or security interests granted by such party securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such party and the liens and security interests securing such Obligations shall be valid and enforceable only to the maximum extent that would not cause such Obligations or such lien or security interest to constitute a Fraudulent Conveyance, and the Obligations of such Party and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer or preferences law or similar law of any province, state, nation or other governmental unit, as in effect from time to time, including, without limitation, the Bankruptcy and Insolvency Act (Canada), the Assignment and Preferences Act (Ontario) and the Fraudulent Conveyances Act (Ontario).

15.23                                                                 Revival and Reinstatement of Obligations.

If the incurrence or payment of the Obligations by the Borrower or the transfer to the Administrative Agent, the Issuing Bank or any Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Administrative Agent, the Issuing Bank or any Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Administrative Agent, the Issuing Bank or any Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and Attorneys Costs of the Administrative Agent, the Issuing Bank and/or the Lenders, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made, and if the Termination Date had previously occurred, it shall be rescinded and this Agreement, the other Loan Documents and all Liens granted hereunder and thereunder shall be immediately reinstated until full and final payment of the Obligations, in cash, shall have been received by the Administrative Agent.

15.24                                                                 [INTENTIONALLY DELETED]

15.25                                                                 Judgment Currency

If in the recovery by the Administrative Agent or any Lender of any amount owing hereunder or under any of the Loan Documents in any currency, judgment can only be obtained in another currency and because of changes in the exchange rate of such currencies between the date of judgment and payment in full of the amount of such judgment, the amount of recovery under the judgment differs from the full amount owing hereunder, the Borrower or a Loan Party, as applicable, shall pay any such shortfall to the Administrative Agent or such Lender; such shortfall can be claimed by the Administrative Agent or such Lender against the Borrower or such Loan Party, as applicable as an alternative or additional cause of action.

15.26                                                                 Survival

All agreements, representations, warranties and covenants made herein or in any of the loan Documents shall be deemed to have been relied on by the Administrative Agent and Lenders notwithstanding any investigations heretofore or hereafter made and shall survive the execution of this Agreement and the Loan Documents and the making of any Loans or the issuance of any Letters of Credit to the Borrower hereunder.

15.27                                                                 Inconsistency of Terms

In the event there occurs any conflict or inconsistency between the provisions of this Agreement and any provision of the Loan Documents, the provision of this Agreement has govern to the extent of such conflict or inconsistency.

[Signature Page Follows]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

AMRAM’S DISTRIBUTING LTD.

By:	/s/ Elliott Rivkin
Name:	Elliott Rivkin
Title:	President

By:	/s/ Tony Rodricks
Name:	Tony Rodricks
Title:	Treasurer

ABN AMRO BANK N.V., Canada Branch, as Administrative Agent and as a Lender

By:	/s/ Darcy Mack
Name:	Darcy Mack
Title:	First Vice President

By:	/s/ James Bruce
Name:	James Bruce
Title:	Vice President

ABN AMRO BANK N.V., Canada Branch, as Issuing Bank

By:	/s/ Darcy Mack
Name:	Darcy Mack
Title:	First Vice President

By:	/s/ James Bruce
Name:	James Bruce
Title:	Vice President

The undersigned hereby acknowledges and consents to the provisions of the foregoing Credit Agreement, confirms any covenant, representation or warranty in any way relating to it and confirms the continuing nature thereof, and covenants and agrees to abide by all covenants and agreements of the Borrower to cause any action or thing to be done by it and all covenants and agreements otherwise relating to it.

RUSS BERRIE AND COMPANY, INC., a New Jersey corporation

By:	/s/ John D. Wille
Name:	John D. Wille
Title:	Vice President and
Chief Financial Officer